                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION




                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                        TECHINVEST HOLDING COMPANY, INC.,

                          TECHINVEST ACQUISITION, INC.

                                       and

                    CYPRESS COMMUNICATIONS HOLDING CO., INC.

                                   dated as of

                                November 5, 2004



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                                TABLE OF CONTENTS

ARTICLE I              THE MERGER.................................................................................2
     Section 1.1.     The Merger..................................................................................2
     Section 1.2.     Effective Time..............................................................................2
     Section 1.3.     Closing.....................................................................................2
     Section 1.4.     Certificate of Incorporation; By-Laws.......................................................3
     Section 1.5.     Directors and Officers of the Surviving Corporation.........................................3
     Section 1.6.     Subsequent Actions..........................................................................3
     Section 1.7.     Stockholders' Meeting.......................................................................3
     Section 1.8.     Working Capital Adjustment..................................................................5

 ARTICLE II             CONVERSION OF SECURITIES..................................................................7
     Section 2.1.     Conversion of Common Stock..................................................................7
     Section 2.2.     Exchange of Certificates; Paying Agent......................................................7
     Section 2.3.     Termination of Fund; No Liability...........................................................9
     Section 2.4.     Dissenting Shares...........................................................................9
     Section 2.5.     Conversion of Warrants......................................................................9
     Section 2.6.     Conversion of Options......................................................................10
     Section 2.7.     Series A Preferred Stock...................................................................11
     Section 2.8.     Repayment of Certain Indebtedness..........................................................11

 ARTICLE III            REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................11
     Section 3.1.     Organization; Qualification................................................................11
     Section 3.2.     Authorization; Validity of Agreement; Necessary Action.....................................12
     Section 3.3.     Subsidiaries and Affiliates................................................................12
     Section 3.4.     Capitalization.............................................................................13
     Section 3.5.     Vote Required..............................................................................14
     Section 3.6.     Consents and Approvals; No Violations......................................................15
     Section 3.7.     SEC Reports and Financial Statements.......................................................15
     Section 3.8.     Books and Records..........................................................................16
     Section 3.9.     Litigation.................................................................................16
     Section 3.10.    Employee Benefit Plans.....................................................................16
     Section 3.11.    Tax Matters; Government Benefits...........................................................18
     Section 3.12.    Title to Properties........................................................................20
     Section 3.13.    Intellectual Property......................................................................20
     Section 3.14.    Employment Matters.........................................................................21
     Section 3.15.    Compliance with Laws; Licenses and Permits.................................................21
     Section 3.16.    Contracts and Commitments..................................................................22
     Section 3.17.    Proxy Statement............................................................................23
     Section 3.18.    Opinion of Financial Advisor...............................................................23
     Section 3.19.    Brokers or Finders.........................................................................23
     Section 3.20.    Compliance with the Sarbanes-Oxley Act of 2002.............................................24
     Section 3.21.    Absence of Certain Changes or Events.......................................................24
     Section 3.22.    Environmental Compliance and Disclosure....................................................24
     Section 3.23.    Insurance Policies.........................................................................26

     Section 3.24.    Accounts Receivable........................................................................27
     Section 3.25.    Transactions with Affiliates...............................................................27
     Section 3.26.    Customer and Vendor Relations..............................................................27
     Section 3.27.    Ethical Practices..........................................................................27
     Section 3.28.    No Existing Discussions....................................................................28

 ARTICLE IV             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...................................28
     Section 4.1.     Organization...............................................................................28
     Section 4.2.     Authorization; Validity of Agreement; Necessary Action.....................................28
     Section 4.3.     Consents and Approvals; No Violations......................................................29
     Section 4.4.     Proxy Statement............................................................................29
     Section 4.5.     Sufficient Funds...........................................................................29
     Section 4.6.     Share Ownership............................................................................29
     Section 4.7.     Purchaser's Operations.....................................................................29
     Section 4.8.     Brokers or Finders.........................................................................30
     Section 4.9.     Litigation.................................................................................30
     Section 4.10.    Purchaser Qualifications...................................................................30

 ARTICLE V              COVENANTS................................................................................31
     Section 5.1.     Interim Operations of the Company..........................................................31
     Section 5.2.     Access; Confidentiality....................................................................34
     Section 5.3.     Reasonable Efforts.........................................................................34
     Section 5.4.     Employee Benefits..........................................................................35
     Section 5.5.     No Solicitation of Competing Transaction...................................................36
     Section 5.6.     Publicity..................................................................................37
     Section 5.7.     Notification of Certain Matters............................................................38
     Section 5.8.     Directors' and Officers' Insurance and Indemnification.....................................38
     Section 5.9.     Purchaser Compliance.......................................................................39
     Section 5.10.    Section 16 Matters.........................................................................39
     Section 5.12.    Director Resignations......................................................................40
     Section 5.13.    Tax Matters................................................................................40
     Section 5.14.    Stockholder Litigation.....................................................................40
     Section 5.15.    Repayment of Indebtedness..................................................................40
     Section 5.16.    Customer Visits............................................................................40
     Section 5.17.    Control of Systems Pending Closing.........................................................41
     Section 5.18.    Communications Act.........................................................................41

 ARTICLE VI             CONDITIONS...............................................................................41
     Section 6.1.     Conditions to Each Party's Obligation to Effect the Merger.................................41
     Section 6.2.     Conditions to the Company's Obligation to Effect the Merger................................42
     Section 6.3.     Conditions to Parent and Purchaser's Obligation to Effect the Merger.......................42

 ARTICLE VII            TERMINATION..............................................................................44
     Section 7.1.     Termination................................................................................44
     Section 7.2.     Effect of Termination......................................................................46
     Section 7.3.     Costs and Expenses; Termination Fee........................................................46

 ARTICLE VIII         DEFINITIONS AND INTERPRETATION.............................................................47
     Section 8.1.     Definitions................................................................................47
     Section 8.2.     Interpretation.............................................................................55

 ARTICLE IX             MISCELLANEOUS............................................................................56
     Section 9.1.     Amendment and Modification.................................................................56
     Section 9.2.     Headings...................................................................................56
     Section 9.3.     Nonsurvival of Representations and Warranties..............................................56
     Section 9.4.     Notices....................................................................................56
     Section 9.5.     Counterparts...............................................................................58
     Section 9.6.     Entire Agreement; No Third Party Beneficiaries.............................................58
     Section 9.7.     Severability...............................................................................58
     Section 9.8.     Governing Law..............................................................................58
     Section 9.9.     Enforcement................................................................................58
     Section 9.10.    Time of Essence............................................................................59
     Section 9.11.    Extension; Waiver..........................................................................59
     Section 9.12.    Assignment.................................................................................59

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2004 by and among TECHINVEST HOLDING COMPANY, INC., a Delaware corporation ("Parent"), TECHINVEST ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and CYPRESS COMMUNICATIONS HOLDING CO., INC., a Delaware corporation (the "Company"). As used in this Agreement, capitalized terms have the meanings ascribed to them in Section 8.1.

         WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has unanimously approved this Agreement, and deems it advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         WHEREAS, the non-employee members of the Company Board of Directors have resolved to recommend approval of the Merger and approval and adoption of this Agreement to the holders of the Common Stock and have determined that the consideration to be paid for each share of Common Stock in the Merger is fair to the holders of Common Stock;

         WHEREAS, the parties intend to effect the acquisition of the Company by Parent through the merger of Purchaser with and into the Company (the "Merger"), with the Company surviving the Merger (the "Surviving Corporation") as the wholly owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, Ross J. Mangano, Gerard H. Sweeney, Brandywine Operating Partnership, L.P. and Jo & Co (the "Specified Common Stockholders"), which have the power to vote shares of Common Stock representing approximately 29.4% of the outstanding Common Stock, have entered into a voting agreement, dated as of the date hereof (the "Common Stock Voting Agreement"), whereby each Specified Common Stockholder has agreed to vote its shares of Common Stock and shares of Common Stock acquired after the date hereof in favor of approval and adoption of this Agreement, the Merger and the other Transactions;

         WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent entering into this Agreement, Noro-Moseley V, LLP, and Wakefield Group III, LLC (the "Specified Preferred Stockholders"), which have the power to vote (i) no shares of Common Stock and (ii) shares of Series A Preferred Stock representing 89.6% of the outstanding Series A Preferred Stock, have entered into a preferred stock voting agreement, dated as of the date hereof (the "Preferred Stock Voting Agreement" and, together with the Common Stock Voting Agreement, the "Voting Agreements"), whereby each Specified Preferred Stockholder has agreed to vote its shares of Common Stock and/or Series A Preferred Stock and shares of Common Stock and/or Series A Preferred Stock acquired after the date hereof in favor of approval and adoption of this Agreement, the Merger and the other Transactions; and

         WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

                                   THE MERGER

         Section 1.1. The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (a) the separate corporate existence of Purchaser shall thereupon cease, (b) the Company shall continue as the Surviving Corporation and, as the Surviving Corporation, it shall continue to be governed by the laws of the State of Delaware. The separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected and unimpaired by the Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. The Merger shall have the effects specified in the DGCL.

         Section 1.2. Effective Time. Parent, Purchaser and the Company shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of Delaware in accordance with Section 251 of the DGCL, and shall otherwise cause the Merger to be consummated by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time").

         Section 1.3. Closing. Subject to Section 1.8, a closing (the "Closing") shall take place as promptly as practicable on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, on the second (2nd) business day after satisfaction or waiver in writing of all of the Conditions (other than the Conditions that by their nature are to be satisfied or waived at the Closing) (the "Closing Date"), at the offices of Hunton & Williams LLP, 600 Peachtree Street, NE, Suite 4100, Atlanta, Georgia 30308 or at such other time and place as the parties mutually agree.

         Section 1.4. Certificate of Incorporation; By-Laws. Pursuant to the Merger, (a) the Charter shall be amended and restated in its entirety to read as the certificate of incorporation of

Purchaser in effect immediately prior to the Effective Time and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, and (b) the by-laws of the Company shall be amended and restated in their entirety to read as the by-laws of Purchaser, as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, by the Surviving Corporation's certificate of incorporation or by such by-laws.

         Section 1.5. Directors and Officers of the Surviving Corporation. The directors and officers of Purchaser at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation. If, at the Effective Time, a vacancy shall exist on the Board of Directors of the Surviving Corporation or in any office of the Surviving Corporation, such vacancy may thereafter be filled in accordance with the Surviving Corporation's certificate of incorporation, bylaws and the DGCL.

         Section 1.6. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation determines or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out or give effect to this Agreement and the Transactions, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out or give effect to this Agreement and the Transactions.

         Section 1.7. Stockholders' Meeting.

         (a) In order to consummate the Merger, the Company, acting through the Company Board of Directors, shall:

                  (i) in accordance with the Charter, the by-laws of the Company and the DGCL, duly call, give notice of, convene and hold a special meeting of the holders of the Shares and the Series A Preferred Stock (the "Stockholders' Meeting") as promptly as practicable following execution of this Agreement for the purpose of considering and taking action upon the approval of the Merger and the approval and adoption of this Agreement;

                  (ii) as promptly as practicable following execution of this Agreement (and in no event later than fifteen (15) days after the date hereof), prepare and file with the SEC a preliminary Proxy Statement relating to the Merger and this Agreement after prior consultation with Parent and its counsel and affording Parent and its counsel reasonable opportunity to comment on such preliminary Proxy Statement and use commercially reasonable efforts to obtain and furnish the information required to be included by the SEC in a Proxy Statement and, after consultation with Parent, to respond promptly to any comments or requests for additional information made by the SEC with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to the holders of the Shares at the earliest practical time, provided that no amendment or supplement to such Proxy Statement shall be made by the Company without prior consultation with Parent and its counsel. If (A) at any time prior to the Stockholders' Meeting, any event should occur relating to the Company or any of the Company Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent, and (B) if at any time prior to the Stockholders' Meeting, any event should occur relating to Parent or the Purchaser that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (A) or (B) the Company will, upon learning of such event, promptly prepare and file and, if required, mail such amendment or supplement to the holders of the Shares and the Series A Preferred Stock; provided, prior to such filing or mailing, the Company shall consult with Parent with respect to such amendment or supplement and Parent shall have a reasonable opportunity to comment thereon;

                  (iii) include in the Proxy Statement the recommendation of the Company Board of Directors that the holders of the Shares and the Series A Preferred Stock approve the Merger and approve and adopt this Agreement (unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof);

                  (iv) use commercially reasonable efforts to solicit from holders of the Shares and the Series A Preferred Stock proxies in favor of the approval of the Merger and the approval and adoption of this Agreement and shall take all other action necessary or advisable to secure any vote of the holders of the Shares and the Series A Preferred Stock required by the Charter, Bylaws or the DGCL to effect the Merger (unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof);

                  (v) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC with respect to the Proxy Statement;

                  (vi) cause its counsel to permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Transactions and/or this Agreement; and

                  (vii) give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC.

         (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement.

         Section 1.8. Working Capital Adjustment.

         (a) Determination of Working Capital. The amount of the Unadjusted Consideration is determined, in part, on the assumption the Net Working Capital of the Company will be negative Five Million Six Hundred Thirty Eight Thousand Dollars (-$5,638,000) (the "Assumed Net Working Capital"). Exhibit 1.8 of the Disclosure Schedules sets forth the method by which the Assumed Net Working Capital was calculated, which shall be the method used for calculating the Net Working Capital. Not less than ten (10) days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a written statement (the "Working Capital Statement") of its calculation of the Net Working Capital as of the end of the month immediately prior to the anticipated Closing Date, provided that if the end of such month is less than thirty (30) days from the anticipated Closing Date, then the Net Working Capital shall be determined as of the end of the second month immediately prior to the anticipated Closing Date (such date, the "Measurement Date"). Upon the request of Parent, the Company shall promptly make available, during normal business hours, to Parent, its employees and advisors who prepared the Working Capital Statement such information, documents, books, records and other back-up material as Parent may reasonably request and is necessary to calculate the Net Working Capital and prepare the Working Capital Statement. The Net Working Capital shall be calculated in the manner indicated on Exhibit 1.8.

         (b) Calculation of the Adjusted Consideration. The Unadjusted Consideration shall be increased or decreased in the amounts set forth below (the Unadjusted Consideration subject to any increase or decrease required under this Section 1.8(b), the "Adjusted Consideration").

                  (i)      In the event that the Closing Net Working Capital is
         (i) less than the Assumed Net Working Capital (a "Working Capital Shortfall") or (ii) greater than the Assumed Net Working Capital (a "Working Capital Excess"), the Unadjusted Consideration shall be (x) in the case of clause (i), decreased on a dollar-for-dollar basis by the amount of the Working Capital Shortfall or (y) in the case of clause
         (ii), increased on a dollar-for-dollar basis by the amount of the Working Capital Excess;

                  (ii) The Unadjusted Consideration shall be decreased on a dollar-for-dollar basis by the indebtedness of the Company under the Senior Loan as of the Measurement Date; and

                  (iii) The Unadjusted Consideration shall be increased on a dollar-for-dollar basis by the amount of cash on the Company's balance sheet as of the Measurement Date.

         (c) Working Capital Disputes. In the event that Parent desires to dispute the Company's determination of the Net Working Capital as set forth in the Working Capital Statement, Parent shall provide, not less than five (5) days prior to the anticipated Closing Date, written notice to the Company of such dispute and a reasonably detailed description of the reasons therefor. Parent and the Company shall attempt in good faith to resolve such dispute after receipt by the Company of such written notice, and in the event that the parties are unable to resolve such dispute by the anticipated Closing Date, the parties agree that the Atlanta, Georgia office of PriceWaterhouseCoopers (the "Accounting Firm") shall be engaged to resolve such dispute and provide a written determination of the Net Working Capital as soon as reasonably practicable. If Parent fails to object as provided herein to the Company's determination of the Net Working Capital by the end of the fifth (5th) day prior to the anticipated Closing Date, then the Company's Net Working Capital calculation shall be deemed accepted by the Parent and Purchaser and shall be final, binding and conclusive upon the parties. The Net Working Capital as agreed between the parties or otherwise determined under this Section 1.8 to be final, binding and conclusive shall be for all purposes the "Closing Net Working Capital."

         (d) Review by Accounting Firm. If required by subsection 1.8(c) above, the parties shall direct the Accounting Firm to review the Working Capital Statement as necessary in order to determine the actual Net Working Capital. The written determination of such Accounting Firm shall be final, binding and conclusive upon the parties. The Closing shall occur within two (2) business days after the parties' receipt of such written determination, provided that all other Conditions have been satisfied or waived in writing. The parties agree to enter into, execute and deliver indemnity and other agreements that may be required by the Accounting Firm prior to engagement. In the event that the Accounting Firm is so engaged, the party whose determination of the Closing Net Working Capital less closely approximates the actual Closing Net Working Capital (as determined by the Accounting Firm), measured by dollar amounts and not percentages, shall pay all the costs and expenses of the Accounting Firm.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any Shares or holders of Purchaser Common Stock:

         (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock or otherwise shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Shares. Each Share (other than the Shares cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be converted into the right to receive the Merger Consideration, payable to the holder thereof upon surrender of the holder's Certificate in the manner provided in Section 2.2. From and after the Effective Time, all such Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of Shares shall cease to have any rights with respect to his Shares except the right to receive the Merger Consideration therefor upon the surrender of such Certificate in accordance with
Section 2.2.

         Section 2.2. Exchange of Certificates; Paying Agent.

         (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of the Shares in connection with the Merger to receive in trust the aggregate Merger Consideration to which holders of the Shares shall become entitled pursuant to
Section 2.1(c). At the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent for the benefit of holders of Shares the aggregate Merger Consideration which the holders of the Shares shall be entitled to receive pursuant to Section 2.1(c). The Paying Agent shall invest and reinvest the aggregate Merger Consideration as directed by Parent in (i) money-market or other interest-bearing accounts or short term certificates of deposit issued by the Paying Agent or of any other commercial bank of comparable or larger size; (ii) short-term securities issued or guaranteed by the United States Government; or (iii) mutual funds or common trust funds of the Paying Agent consisting solely of obligations issued or guaranteed by the United States government. Parent shall replace any monies lost through any investment made pursuant to this Section 2.2(a). Registered ownership of or other legal title to the Merger Consideration and investments thereof may be maintained in the name of the Paying Agent, or its nominee. Earnings from such investments shall be the sole and exclusive property of Purchaser and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of the Shares at the Effective Time,
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may specify) and (ii) instructions for use in effecting the surrender of Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate by a holder of Shares for cancellation to the Paying Agent, together with a duly executed and completed letter of transmittal and such other documents as may be required by the instructions to the letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive the Merger Consideration. No interest shall accrue or be paid to any record holder of Shares with respect to the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 2.1(c). The Merger Consideration paid upon surrender of each Share in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

         (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of the Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

         (d) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares and any Warrants or Company Options such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Warrants or Company Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

         Section 2.3. Termination of Fund; No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any earnings received with respect thereto) which had been made available to the Paying Agent and not disbursed to holders of the Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. Notwithstanding the foregoing, neither the Surviving Corporation, Parent nor the Paying Agent shall be liable to any holder of the Shares for the Merger Consideration delivered in respect of such Shares to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.4. Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, the Shares of any holder that has demanded and perfected such holder's appraisal rights, if applicable and available, in accordance with and as contemplated by Section 262 of the DGCL and, as of the Effective Time, has not either effectively withdrawn such demand for appraisal rights nor voted in favor of, or consented in writing to, the Merger (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration but shall be entitled to only such rights as are granted by Section 262 of the DGCL. From and after the Effective Date, all such Dissenting Shares shall no longer be outstanding and shall be deemed to be cancelled and retired and shall cease to exist, and each holder of a Dissenting Share shall cease to have any rights with respect to such Dissenting Share, except the right to receive from the Surviving Corporation payment of the "fair value" of the Dissenting Share, as such is determined in accordance with Section 262 of the DGCL.

         (b) Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his Shares under Section 262 of the DGCL effectively withdraws or loses (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(c) upon surrender of his Certificate or Certificates pursuant to Section 2.2.

         (c) The Company shall give Parent (i) prompt written notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands and any other instruments served on the Company pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

         Section 2.5. Conversion of Warrants.

         (a) Immediately prior to the Effective Time, the Company shall take all reasonable and necessary steps to cause the Warrants, whether exercisable or unexercisable, to be converted into an obligation of the Company to pay, and the right of the holder of the Warrant to receive, in full satisfaction of each of the Warrants, the Warrant Cash Amount. The "Warrant Cash Amount" for any Warrant shall equal the product of: (i) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock of such Warrants and (ii) the number of shares of Common Stock underlying such Warrants; provided, however, if the Merger Consideration is less than or equal to the exercise price per share of Common Stock of any Warrant, then the holder of such Warrant shall not be entitled to receive any compensation in connection with the Merger or otherwise.

         (b)      As soon as practicable after the Effective Time and following
(i) surrender of such Warrant to the Surviving Corporation and (ii) delivery to the Surviving Corporation of an acknowledgement by the holder of such Warrant that such Warrant shall be cancelled and extinguished upon payment of the Warrant Cash Amount as provided in this Section 2.5(b), the Surviving Corporation shall cause to be mailed to the holder of such Warrant, the Warrant Cash Amount payable, if any, with respect to such Warrant to such holder pursuant to Section 2.5(a) hereof.

         (c) The Company represents and warrants that (i) the Company can take the actions described in Section 2.5(a) without obtaining the consent of any holders of Warrants or (ii) if such consent is required, that, except as set forth on Exhibit 2.5(c), the Company will use its best efforts to obtain such consents in writing and provide evidence thereof to Parent at least ten (10) days prior to the Closing Date.

         Section 2.6. Conversion of Options.

         (a) At the Effective Time, each outstanding and unexercised option to purchase shares of Common Stock (a "Company Option") issued pursuant to the 1999 Employee Equity Incentive Plan, as amended ("Company Option Plan"), or pursuant to any other compensatory option plans or agreements set forth in
Schedule 2.6 of the Disclosure Schedules, whether vested or unvested, shall be converted into an obligation of the Company to pay, and the right of the holder thereof to receive, in full satisfaction of each Company Option, the Option Cash Amount with respect to such Company Option; provided, however, if the Option Cash Amount is less than or equal to zero (0), then the Company shall use its best efforts to terminate such Company Option and to cancel it as of the Effective Time. The "Option Cash Amount" for any Company Option shall equal the product of: (1) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock of such Company Option and (2) the number of shares of Common Stock underlying such Company Option. The Company shall take all reasonable actions necessary to cause the Company's employees to consent, to the extent required, to the transactions contemplated by this
Section 2.6 no later than immediately prior to the Effective Time. Except as may be otherwise agreed to by Parent or Purchaser and the Company, as of the Effective Time, (i) the Company Option Plan shall terminate, (ii) the provisions in any other plans or agreements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of the Company Subsidiaries shall be deleted and (iii) no holder of Company Options or any participant in the Company Option Plan or any other plans or agreements shall have any rights thereunder to acquire any Equity Interests of the Company, the Surviving Corporation or any subsidiary thereof. The Company and Parent agree that, except as otherwise mutually agreed, the Option Cash Amounts are the sole payments that will be made with respect to or in relation to the Company Options.

         (b) As soon as practicable, and in no event more than five (5) business days following the Effective Time, the Surviving Corporation shall cause to be mailed to the holder of each Company Option, the Option Cash Amount payable, if any, with respect to such Company Option to such holder pursuant to
Section 2.6(a) hereof.

         (c) The Company represents and warrants that all Company Options provide that either (i) the Company can take the actions described in Section 2.6(a) without obtaining the consent of any holders of Options or (ii) if such consent is required, except as otherwise mutually agreed, the Company will use its best efforts to obtain such consents in writing and provide evidence thereof to Parent at least ten (10) days prior to the Closing Date.

         Section 2.7. Series A Preferred Stock. Immediately prior to the Effective Time, the Company shall take all actions necessary in accordance with the Charter to redeem all shares of Series A Preferred Stock outstanding.

         Section 2.8. Repayment of Certain Indebtedness. Immediately prior to the Effective Time, Parent or the Surviving Corporation shall pay from the Adjusted Consideration all obligations of the Company outstanding with respect to the Convertible Debt in exchange for evidence of cancellation of the Convertible Debt in forms reasonably satisfactory to Parent. Immediately following the Effective Time, Parent or the Surviving Corporation shall pay from the Adjusted Consideration all obligations of the Company outstanding with respect to the Term Loans in exchange for evidence of cancellation of the Term Loans in forms reasonably satisfactory to Parent.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedules, the Company represents and warrants to Parent and Purchaser as follows:

         Section 3.1. Organization; Qualification. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) except as set forth in the Schedule 3.1 of the Disclosure Schedules, is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction in which ownership or lease of property or the conduct of its business requires such qualification, except in case of subsection (c) where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.2. Authorization; Validity of Agreement; Necessary Action.

                  (a) The (i) execution, delivery and performance by the Company of this Agreement and any agreements or other instruments contemplated herein to be executed, delivered and performed by the Company (the "Company's Related Instruments") and (ii) consummation of the Transactions by the Company, have been duly authorized by unanimous approval of the Company Board of Directors. Subject to the approval of the Merger and the approval and adoption of this Agreement by the holders of the Shares and the Series A Preferred Stock, the Company has all necessary corporate power and authority to execute and deliver this Agreement and the Company's Related Instruments and to consummate the Transactions and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Company's Related Instruments or the consummation of the Transactions, other than the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been and as of the Closing each of the Company's Related Instruments will be, duly executed and delivered by the Company, and, assuming due and valid authorization, execution and delivery hereof by each of Parent and Purchaser, are or, in the case of the Company's Related Instruments, will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, moratorium, receivership, insolvency or other laws affecting the enforcement of creditor's rights generally and by general principles of equity (the "Enforceability Exception").

                  (b) At a meeting duly called and held on November 5, 2004, the non-employee members of the Company Board of Directors (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and the Company's stockholders and declared the advisability of the Merger, (ii) approved, authorized and adopted this Agreement and the Transactions, and (iii) resolved to recommend approval and adoption of this Agreement and approval of the Merger by the Company's stockholders. The actions taken by the Company Board of Directors constitute approval of the Transactions, this Agreement and the Voting Agreements by the Company Board of Directors under the provisions of Section 203 of the DGCL and the Company has taken all actions necessary (A) such that Section 203 of the DGCL does not apply to the Transactions or to this Agreement or the Voting Agreements and (B) to exempt the Transactions, this Agreement and the Voting Agreements from, and the Transactions, this Agreement and the Voting Agreements are exempt from, the requirements of, any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other antitakeover laws and regulations of Delaware, including, without limitation, the provisions of Section 203 of the DGCL. Other than Section 203 of the DGCL, no Delaware anti-takeover or similar statute is applicable in connection with the Transactions, this Agreement or the Voting Agreements.

         Section 3.3. Subsidiaries and Affiliates. Schedule 3.3 of the Disclosure Schedules sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Except for the Company Subsidiaries or as set forth in the Schedule 3.3, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any other Person. Except as set forth in Schedule 3.3 of the Disclosure Schedules, all the issued and outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens and is validly issued, fully paid and nonassessable, and there are no outstanding Options of any such Company Subsidiary held by any Person except the Company. Each Company Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in every jurisdiction listed opposite the name of such Company Subsidiary in Schedule 3.3, which are the only jurisdictions in which ownership or lease of property or the conduct of its business requires such qualification, except where such failure would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and by-laws of each Company Subsidiary, as presently in effect. Such certificates of incorporation and by-laws are in full force and effect, and none of the Company Subsidiaries is in violation of any provision of its certificate of incorporation or by-laws.

         Section 3.4. Capitalization.

                  (a) The authorized capital stock of the Company consists of Fifty Five Million (55,000,000) shares of capital stock of which (i) Fifty Million (50,000,000) shares are designated as Common Stock and (ii) Five Million (5,000,000) shares are designated as preferred stock, par value $.001 per share (the "Preferred Stock"), of which One Hundred (100) shares are designated as Series A Preferred Stock. As of the date hereof, (i) Five Million Eight Hundred Seventy Three Thousand Three Hundred Ninety Five (5,873,395) shares of Common Stock (including without limitation all awards of restricted Common Stock) are issued and outstanding, (ii) Five Hundred Ninety Four Thousand Four Hundred Thirteen (594,413) shares of Common Stock are issued and held in the treasury of the Company, (iii) One Hundred (100) shares of Series A Preferred Stock are issued and outstanding, (iv) Five Million (5,000,000) shares of Common Stock are reserved for issuance upon exercise of Company Options under the Company Stock Option Plan, and (v) as of November 5, 2004, Twelve Million Eight Hundred Forty Three Thousand Six Hundred Ninety Seven (12,843,697) shares of Common Stock are reserved for issuance upon exercise of Warrants. All the issued and outstanding shares of the Company's capital stock are, and the shares of Common Stock which may be issued pursuant to the exercise of outstanding Company Options and the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive rights. Except as set forth above, on Schedule 3.4(a) of the Disclosure Schedules and except for the Transactions, as of the date hereof, (A) there are no shares of capital stock of the Company authorized, issued or outstanding; (B) other than the Company Options and Warrants, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any securities convertible into or exchangeable for such capital stock or the capital stock of any Company Subsidiary or any securities convertible into or exchangeable for such capital stock or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or options, warrants, subscriptions or other equity interests in, the Company or any Company Subsidiary or any securities convertible into or exchangeable for such capital stock and (C) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or Preferred Stock, other than the Series A Preferred Stock, to pay any dividend or make any other distribution in respect thereof or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Except as set forth on Schedule 3.4(a) of the Disclosure Schedules, neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of agreement or arrangement to register the offer and sale or resale of any of their securities under the Securities Act. There are no voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has adopted a Stockholders' Rights Agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Common Stock or any other equity or debt securities of the Company or any of the Company Subsidiaries.

                  (b) Schedule 3.4(b) of the Disclosure Schedules sets forth the following information:

                           (i) all issued and outstanding Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable stockholder, and whether such holder has the sole power to vote and dispose of such Shares;

                           (ii) a complete and accurate list of all holders of Company Options outstanding as of the date hereof under the Company Option Plan or pursuant to any other Plan, indicating with respect to each such Company Option the number of shares of Common Stock subject to each such Company Option, the exercise price, the date of grant, the expiration date and the vesting schedule for any such Company Options (including whether such Company Options accelerate upon a change of control of the Company); and

                           (iii) a complete and accurate list of all holders of Warrants outstanding as of the date hereof, indicating with respect to each such Warrant the number of shares of Common Stock subject to each Warrant, the exercise price, the date of issuance, the expiration date and the vesting schedule, if any, for each such Warrant.

                  (c) The Company has made available to Parent and Purchaser true and complete copies of the Company Option Plan and the forms of all stock option agreements evidencing Company Options granted under the Company Option Plan or otherwise, and all agreements under which any Warrants were issued or are issuable.

         Section 3.5. Vote Required. The affirmative vote of a majority of the Shares and the issued and outstanding Series A Preferred Stock, voting separately as a class, are the only votes of any class or series of the Company's capital stock necessary to approve this Agreement, the Merger and the Transactions.

         Section 3.6. Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws and the DGCL, or as otherwise disclosed in
Schedule 3.6 of the Disclosure Schedules, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof does or will (a) conflict with or result in any breach of any provision of the certificate of incorporation and the by-laws of the Company or any Company Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, injunction, writ, decree or any other requirement or rule of law applicable to the Company or any of the Company Subsidiaries or by which any property or asset of the Company or any of the Company Subsidiaries is bound or affected, or (d) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, require the consent of or notice to the other party thereto to avoid any breach, default or violation, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Company Subsidiaries pursuant to, any note, bond, mortgage, or indenture, or any material contract (including without limitation, any Company Agreement), lease, license, permit, franchise, instrument or other agreement or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any property or asset of any of them is bound or affected.

         Section 3.7. SEC Reports and Financial Statements. The Company has filed with the SEC, and has heretofore made available to Parent, true and complete copies of, the Company SEC Documents. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Company SEC Documents, including, without limitation, any Financial Statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries are required to file any forms, reports or other documents with the SEC. Except as set forth in Schedule 3.7 of the Disclosure Schedules, each of the Company SEC Documents was filed on a timely basis. The Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the period involved (except as may be stated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein, except that the unaudited interim financial statements were or are subject to normal year-end adjustments. Except as set forth in Schedule 3.7 of the Disclosure Schedules, since January 1, 2004, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company or any of the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries is a party to any securitization transaction or "off-balance sheet arrangement" (as defined in Item 303 of Regulation S-K promulgated by the SEC). Except as set forth in Schedule 3.7 of the Disclosure Schedules, there are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and the Company Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 2003, including the notes thereto,
(ii) liabilities disclosed in the Company SEC Documents, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practices since December 31, 2003.

         Section 3.8. Books and Records. The books of account, minute books, stock record books and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act. The minute books of the Company contain all minutes of meetings held of, and accurate and complete records of corporate action taken by the stockholders, the Company Board of Directors and committees of the Company Board of Directors.

         Section 3.9. Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedules, there is no claim, action, suit, inquiry, proceeding, audit, indictment or investigation (whether absolute, accrued, asserted or unasserted, contingent or otherwise) by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary, in any such case, which, individually or in the aggregate, is or would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. Neither the Company nor any Company Subsidiary is subject to any judgment, order, injunction, stipulation, award or decree. Without limiting the generality of the foregoing, except as set forth in Schedule 3.9 of the Disclosure Schedules, there are no proceedings pending, or to the Knowledge of the Company, threatened before any Governmental Entity (including, without limitation, before the FCC or any State PUC) directed specifically at the Company or any Company Subsidiary, or in the case of matters of general applicability to the telecommunications industry, in which the Company or any Company Subsidiary, to the Knowledge of the Company, is identified for possible disparate treatment or whose outcome may have a disparate impact on the Company or any Company Subsidiary.

         Section 3.10. Employee Benefit Plans.

                  (a) Schedule 3.10 of the Disclosure Schedules contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment or change in control agreement (including prospective severance or termination agreement); and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate has any liability, whether written or oral, for the benefit of any director, former director, employee or former employee, or service provider or former service provider of the Company or any ERISA Affiliate (the "Plans").

                  (b) The Company has heretofore made available to Purchaser true and complete copies of each Plan and any amendments thereto, and with respect to each such Plan (i) for the most recent three plan years has provided any reports, summaries or descriptions voluntarily provided to participants or filed as required under ERISA or the Code (or if a Plan is not a written Plan, a description thereof), (ii) any related trust or other funding vehicle, (iii) the three (3) most recently filed Form 5500 annual reports, (iv) all agreements with service providers, (v) the most recent determination or opinion letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401(a) of the Code, and (vi) any correspondence to or from any governmental agency in the last three years regarding any Plan.

                  (c) Neither the Company nor any ERISA Affiliate has any liability to (i) a "multiemployer plan" as defined in Sections 3(37) or 4001(a)(31) of ERISA or Section 414(f) of the Code, (ii) a plan described in
Section 4063(a) of ERISA, (iii) a plan described in Section

3(40) of ERISA, (iv) a plan described in Section 413(c) of the Code or Sections 4063, 4064 or 4066 of ERISA, or (iv) a plan subject to Section 412 of the Code or Title IV of ERISA.

                  (d) Neither the Company nor any ERISA Affiliate has engaged in a transaction in connection with which the Company or any ERISA Affiliate may be liable for either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

                  (e) The terms of each Plan satisfy the requirements of applicable Law. Each Plan and the related trusts subject to ERISA have been administered in compliance in all material respects with (i) the provisions of ERISA, (ii) the applicable provisions of the Code, (iii) all applicable state and federal securities laws and (iv) all other applicable laws, rules, regulations and collective bargaining agreements. The Company has not received any written notice from any Governmental Entity questioning or challenging such compliance.

                  (f) All contributions and other payments required to have been made by the Company or any ERISA Affiliate with respect to any Plan (or to any person pursuant to the terms thereof) have been or will be timely made in full.

                  (g) Each Plan that is an "employee benefit pension plan" within the meaning of Section 3(2) of ERISA which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current determination letter from the Internal Revenue Service that such Plan is qualified or the remedial amendment period for receiving such a letter has not yet expired; or, in the event the Plan is in the form of a standardized prototype plan, the sponsoring organization has received a current letter from the Internal Revenue Service approving the prototype plan as to form; and there is no condition or event that would reasonably be expected to adversely affect the qualified status of any such Plan.

                  (h) Except as set forth in Schedule 3.10 of the Disclosure Schedules, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any ERISA Affiliate for periods extending beyond their retirement or other termination of service, other than coverage mandated by COBRA or other state Law mandating continuation health coverage, and neither the Company nor ERISA Affiliate ever made any written representation or promise to, or contract with, any employee or former employee that such benefits would be provided.

                  (i) Except as set forth in Schedule 3.10 of the Disclosure Schedules, the consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former director, employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                  (j) There is no pending or, to the Knowledge of the Company, threatened complaint, claim (other than a routine claim for benefits), proceeding, audit, or investigation of any kind in or before any court, tribunal, or governmental agency with respect to any Plan.

                  (k) With respect to any Plan that is funded, the assets of such Plan are equal to or greater than the Plan's liabilities and if not funded, the liabilities are shown in the Company SEC Documents or Financial Statements, to the extent disclosure is required.

         Section 3.11. Tax Matters; Government Benefits. Except as otherwise described in Schedule 3.11 of the Disclosure Schedules:

                  (a) The Company and each of the Company Subsidiaries have duly and timely filed all Tax Returns that are required to be filed, each such Tax Return was true, correct and complete in all material respects when filed, and the Company and each of the Company Subsidiaries have duly paid, or caused to be duly paid, in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All material Taxes owed and due by the Company and all Company Subsidiaries relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Financial Statements or the Balance Sheet. Since the Balance Sheet Date, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any Company Subsidiary has received written notice of any Claim made by an authority in a jurisdiction where such entity does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

                  (b) No taxing authority has asserted any material deficiencies that have not been resolved or fully paid with respect to the Tax Returns of the Company and the Company Subsidiaries for any period (or the applicable statutes of limitation for the assessment and collection of Taxes for such periods have expired). Neither the Company nor any Company Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency, except for any such waiver or extension no longer in effect and having no continuing effect.

                  (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Knowledge of the Company, are pending with regard to any Taxes or Tax Returns of the Company or of any Company Subsidiary. No written notification has been received by the Company or by any Company Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary. There is no dispute or Claim concerning any Tax liability of the Company, or any Company Subsidiary either claimed or raised by any taxing authority in writing.

                  (d) No amount paid or payable by the Company or any of the Company Subsidiaries in connection with the Transactions, including, without limitation, accelerated vesting of Options, will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  (e) Neither the Company nor any of the Company Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (as in effect before enactment of Pub. Law No.

108-27) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code (as in effect before enactment of Pub. Law No. 108-27) apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code (as in effect before enactment of Pub. Law No. 108-27)) owned by the Company or any Company Subsidiary.

                  (f) Neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated Financial Statements most recently filed by the Company with the SEC.

                  (g) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), nor does the Company or any Company Subsidiary have any liability for Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

         Section 3.12. Title to Properties.

                  (a) Except as set forth in Schedule 3.12 of the Disclosure Schedules, each of the Company and the Company Subsidiaries has good and marketable title to, or a valid leasehold interest in, all the material properties and assets (real, personal and mixed, tangible and intangible) used or held for use by them in the conduct of their business, including, without limitation, all the material properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice that was not material to the Company or the Company Subsidiaries), and all the material properties and assets purchased by the Company and the Company Subsidiaries since the date of the Balance Sheet, free and clear of all Liens.

                  (b) Except as set forth in Schedule 3.12 of the Disclosure Schedules, neither the Company nor any of the Company Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its assets with an individual value of $10,000 or an aggregate value in excess of $50,000.

         Section 3.13. Intellectual Property.

         (a) Except as otherwise set forth in Schedule 3.13 of the Disclosure Schedules, either the Company or a Company Subsidiary owns, or is licensed or otherwise possesses the right to use the Company Intellectual Property free of any liens or encumbrances.

         (b) Except as described in Schedule 3.13 of the Disclosure Schedules, there are no oppositions, cancellations, invalidity proceedings, interferences, re-examination proceedings or other administrative or legal actions presently pending or, to the Knowledge of the Company, threatened with respect to the Company Intellectual Property.

         (c) To the Knowledge of the Company, except as described in Schedule
3.13 of the Disclosure Schedules, the conduct of the business of the Company and the Company

Subsidiaries and the Company Intellectual Property does not infringe any Intellectual Property rights or any other proprietary right of any person, and neither the Company nor any Company Subsidiary has received any written notice from any other Person pertaining to or challenging the right of the Company or any Company Subsidiary to use or register any of the Company Intellectual Property, in each case except for such as has not or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

                  (d) Neither the Company nor any Company Subsidiary has made any claim of a violation or infringement by others of its rights to or in connection with the Company Intellectual Property which is still pending, nor has the Company filed any administrative or legal actions in connection with the Company Intellectual Property, which are still pending. Any agreements, consents, limitations, covenants or restrictions involving in a material manner the Company Intellectual Property are set forth in Schedule 3.13.

                  (e) The Company Intellectual Property constitutes all the intellectual property necessary to conduct the business of the Company as it is currently conducted.

                  (f) All registrations and applications to register the Company Intellectual Property are valid and subsisting in all respects, have been properly maintained and have not expired, been cancelled or abandoned, except as set forth on Schedule 3.13.

         Section 3.14. Employment Matters.

                  (a) Except as set forth on Schedule 3.14, since January 1, 2000: (i) the Company's employees have not been and are not now represented by a labor organization which was certified or voluntarily recognized by the National Labor Relations Board or any other Governmental Entity; (ii) the Company has not been and is not a signatory to a collective bargaining agreement with any labor organization; (iii) no representation election petition or application for certification has been filed by the Company's employees or is pending with the National Labor Relations Board and no union organizing campaign involving the Company's employees has occurred or is in progress; (iv) no unfair labor practice claims have been filed and/or are presently pending against the Company or any labor organization representing its employees; (v) no grievance or arbitration demand, whether or not filed pursuant to a collective bargaining agreement, has been filed or is pending against the Company; (vi) no strike, handbilling, picketing, work stoppage, or other "concerted action" involving the Company's employees has occurred or is in progress; (vii) the Company is not a federal or state contractor or subcontractor; (viii) the Company is not in violation of any obligations it may have as a federal or state contractor or subcontractor nor has a claim pending against it that alleges it is in violation of its obligations as a federal or state contractor or subcontractor; (ix) no wrongful discharge, discrimination, retaliation, libel, slander or other claim or charge, nor any investigation by any Governmental Entity, that arises out of any applicable Labor Laws or the employment relationship between the Company and its employees is pending or, to the Knowledge of the Company, threatened against the Company; (x) the Company is and has been in full compliance with all Labor Laws, except for such noncompliance as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

                  (b) The Company, within the 120 days preceding the date hereof, has not terminated the employment of or laid off more than thirty (30) employees.

         Section 3.15. Compliance with Laws; Licenses and Permits.

                  (a) Except as set forth on Schedule 3.15 of the Disclosure Schedules, the Company and the Company Subsidiaries are, and have been operated at all times since January 1, 2002, in compliance in all material respects with all applicable laws, rules or regulations of any United States federal, state, local, or foreign government or agency thereof, including, without limitation, the FCC and the State PUCs, by which any of the business, properties or assets of the Company and the Company Subsidiaries are bound, and no written notice of a Claim has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary alleging any such failure of compliance. All material licenses, permits and approvals required under such laws, rules and regulations are in full force and effect.

                  (b) (i) The Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"); (ii) all of the Company Permits are in full force and effect and no violation, suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened in writing; and (iii) any fees, surcharges, contributions, or other payments made at the direction of any Government Entity, including but not limited to contributions to support universal service, disability services, local number portability, and the North American numbering plan, access deficit contributions, administrative fees, and regulatory fees, have been paid in a timely manner. No notices have been received, nor inquiries or audits initiated, from the Universal Service Administration Corp. or any incumbent local exchange carrier regarding universal service or access charge payments.

         Section 3.16. Contracts and Commitments.

                  (a) Schedule 3.16 of the Disclosure Schedules sets forth a true, correct and complete list (as of the date of this Agreement) of the following (collectively, the "Material Company Agreements"): (i) Company Agreements having, as to any one such Company Agreement, a value to the Company in excess of $250,000, (ii) Company Agreements which represent an obligation or liability of the Company or any Company Subsidiary for the payment of an amount in excess of $250,000 per year, other than those terminable on thirty (30) days' or less notice by the Company or Company Subsidiary without penalty or other financial obligation, (iii) all franchising and licensing agreements which represent an obligation or liability of the Company or any Company Subsidiary for the payment of an amount in excess of $10,000, (iv) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on 30 days' or less notice, (v) any joint venture or partnership agreement or other similar agreement, (vi) any contract providing for the indemnification or holding harmless of any officer, director, employee or other Person, (vii) agreements or arrangements for the purchase or sale of any assets for an amount in excess of $10,000 in the case of any individual agreement or arrangement or $50,000 in the case of all agreements or arrangements (other than in the ordinary course of business), (viii) agreements, contracts or indentures relating to the borrowing of money for an amount in excess of $25,000 (other than trade payables incurred in the ordinary course of business, (ix) leases of any real property involving annual rent of $150,000 or more, (x) all exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contracts, or any other interest rate or foreign currency protection contract, (xi) Company Agreements under which the Company or any Company Subsidiary has advanced or loaned any Person (including any employee, officer, director or Affiliate) an amount in excess of $25,000, (xii) Company Agreements under which the Company or any Company Subsidiary has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company's or any Company Subsidiary's properties or assets, (xiii) Company Agreements containing non-compete covenants or other provisions that restrict the Company or any Company Subsidiary or any officer or key employee from engaging in any business in any jurisdiction, or
(xiv) Company Agreements with incumbent local exchange carriers or other carriers for interconnection, special access, local or long distance termination services, signaling system 7 services, or any similar services, whether bought or sold by the Company or a Company Subsidiary. The Company has made available to Parent a correct and complete copy of each Material Company Agreement listed in Schedule 3.16.

                  (b) The Material Company Agreements are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Knowledge of the Company, with respect to each other party to any of such Material Contracts, except, in each case, as such may be limited by the Enforceability Exception. Except as set forth in Schedule 3.16, there are no existing material defaults or breaches of the Company under any Material Company Agreements (or events or conditions which, with notice or lapse of time or both would constitute a material default or breach) and, to the Knowledge of the Company, there are no such material defaults (or events or conditions which, with notice or lapse of time or both, would constitute a material default or breach) with respect to any third party to any Material Company Agreements. The Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Material Company Agreements.

         Section 3.17. Proxy Statement. The Proxy Statement shall not (a) at the date mailed to the holders of the Shares, (b) unless promptly corrected at any time during the pendency of the Stockholders' Meeting or (c) at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Purchaser for inclusion in the Proxy Statement. The Proxy Statement shall comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and applicable law.

         Section 3.18. Opinion of Financial Advisor. The Company has received the written opinion of Breckenridge Securities Corp. ("Breckenridge"), dated as of the date hereof, to the effect that, as of such date and subject to certain assumptions, limitations and exceptions set forth therein, the aggregate consideration to be paid to holders of Common Stock and Series A

Preferred Stock pursuant to this Agreement is fair from a financial point of view. The copy of that fairness opinion included in Schedule 3.18 of the Disclosure Schedules is accurate and complete. The Company has received the permission of Breckenridge to include the entire fairness opinion and summary descriptions of the fairness opinion in the proxy statement and certain other documents, so long as any summary description used is in form and substance reasonably satisfactory to Breckenridge and its counsel.

         Section 3.19. Brokers or Finders. Neither the Company nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except for Breckenridge. True and correct copies of all agreements between the Company and Breckenridge, including, without limitation, any fee arrangements, are identified in Schedule 3.19 of the Disclosure Schedules and have been provided to the Parent.

         Section 3.20. Compliance with the Sarbanes-Oxley Act of 2002. The Company is in compliance with the provisions of the Sarbanes-Oxley Act of 2002, and the certifications provided pursuant to Sections 302 and 906 thereof are accurate. The Company has initiated procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Deloitte & Touche, LLP, which has expressed its opinion with respect to the Financial Statements, is and has been throughout the periods covered by the Financial Statements (a) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), (b) "independent" with respect to the Company and the Company Subsidiaries within the meaning of Regulation S-X promulgated by the SEC, and
(c) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act, as amended and the related rules promulgated by the SEC and the Public Company Accounting Oversight Board. Deloitte & Touche, LLP has not provided any prohibited non-audit services for the Company or any of the Company Subsidiaries in violation of Rule 2-01(c)(4) of Regulation S-X promulgated by the SEC and any audit or non-audit services provided to the Company or the Company Subsidiaries have been approved in accordance with Rule 2-01(c)(7) of Regulation S-X promulgated by the SEC.

         Section 3.21. Absence of Certain Changes or Events. Except for the sale process preceding execution of this Agreement or as set forth in Schedule 3.21 of the Disclosure Schedules, since December 31, 2003, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been: (a) any event or occurrence of any condition that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Company Subsidiary; or (c) any material change in accounting methods, principles or practices employed by the Company.

         Section 3.22. Environmental Compliance and Disclosure.

                  (a) Each of the Company and each Company Subsidiary possesses, and is in compliance in all material respects with, all permits, licenses and governmental authorizations and has filed all notices that are required under, all Environmental Laws (as hereinafter defined) applicable to the Company or any Company Subsidiary, as applicable, and the Company and each Company Subsidiary is in compliance in all material respects with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Environmental Laws or contained in any Law promulgated or approved thereunder, including, but not limited to, with respect to the use, storage, treatment, manufacture, generation, disposal and handling of Hazardous Materials (as hereinafter defined).

                  (b) Neither the Company nor any Company Subsidiary has received written notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party and, to the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis for the assertion of any material claim against the Company or any Company Subsidiary under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location.

                  (c) To the Knowledge of the Company, none of the assets owned by the Company or any Company Subsidiary or any real property leased by the Company or any Company Subsidiary contain any friable asbestos, regulated PCBs or underground storage tanks. To the Knowledge of the Company, no amount of Hazardous Materials has ever been, is being, or is threatened to be Released under, in or upon any plant, facility, site, area or property currently, or, to the Knowledge of the Company, previously, owned or leased by the Company or any Company Subsidiary or on which the Company or any Company Subsidiary is conducting or has conducted its business or operations, in each case which would reasonably be expected to result in any material liability of the Company.

                  (d) Neither the Company nor any Company Subsidiary has entered into or agreed to, nor is it currently discussing with any Governmental Entity entering into, any consent decree or order, and neither the Company nor any Company Subsidiary is subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws.

                  (e) Neither the Company nor any Company Subsidiary has been subject to any administrative or judicial proceeding under any applicable Environmental Laws or regulations either now or any time during the past five years.

                  (f) Neither the Company nor any Company Subsidiary has received written notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any Company Subsidiary, its employees, agents or representatives or, to the Knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any Company Subsidiary of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any Company Subsidiary) or any other area on which the Company or any Company Subsidiary is conducting or has conducted its business or operations from which any Hazardous Materials were Released and, to the Knowledge of the Company, no such notices are threatened in writing.

                  (g) The Company has heretofore provided Purchaser with true, correct and complete copies of all files of the Company and each Company Subsidiary relating to environmental matters (or an opportunity to review such files). Neither the Company nor any Company Subsidiary has paid any fines, penalties or assessments within the last five years with respect to environmental matters.

                  (h) As used in this Section 3.22, the term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, placing or otherwise causing to become located in any plant, facility, site, area or other property or the Environment, and the term "Environment" means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air). As used in this Section 3.16, the term "Environmental Laws" means any and all past and present Laws (including without limitation statutes and regulations) of the United States, including, without limitation, federal and state Laws and the Laws or any political subdivision thereof, and for the protection of the environment or human health and safety, including without limitation, judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Entity under such Laws, and shall include without limitation the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Toxic Substance Control Act (15 U.S.C. Sections 2601 et seq.), and the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.), as well as any and all Laws that relate to pollution, contamination of the environment, protection of human health, or safety, and all regulations, rules, standards, requirements, orders and permits issued thereunder. As used in this Section 3.16, the term "Hazardous Materials" means any pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, petroleum or petroleum-derived substance or waste as defined or regulated under any Environmental Law.

         Section 3.23. Insurance Policies.

                  (a) Schedule 3.23(a) of the Disclosure Schedules contains a complete and correct list of the Company Insurance Policies. With respect to each Company Insurance Policy, Schedule 3.23(a) of the Disclosure Schedules specifies (i) the insurer, (ii) the amount of and nature of coverage, (iii) the risk insured against, (iv) the deductible amount (if any) and (v) the date through which coverage will continue by virtue of premiums already paid. The Company and the Company Subsidiaries have, and, all times during the last three years, have had, in effect insurance coverage with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage against all risks customarily insured against by corporations comparable in size and operations to the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has reached or exceeded its policy limits for any insurance policies in effect at any time during the past three years.

                  (b) With respect to each Company Insurance Policy, (i) neither the Company nor any Company Subsidiary has received notice of any pending or threatened cancellation with respect thereto; (ii) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable and in full force and effect; (iii) to the Knowledge of the Company, the policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms through the Closing and following the consummation of the transactions contemplated herein; (iv) neither the Company, any Company Subsidiary, nor to the Knowledge of the Company, any other party to any Company Insurance Policy is in breach or default (including with respect to the payment of premiums or giving of notices), and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (v) to the Knowledge of the Company, no party has repudiated any provision thereof; (vi) there are no pending claims against such insurance as to which insurers are defending under reservation of rights or have denied liability; and (vii) there exists no material claim under such insurance policy that has not been properly filed by the Company or any Company Subsidiary.

         Section 3.24. Accounts Receivable. Except as disclosed in Schedule 3.24 of the Disclosure Schedules, all accounts receivable of the Company and any Company Subsidiary in the aggregate are current or covered by adequate reserves for uncollectibility, represent monies due to the Company or any Company Subsidiary for goods sold and delivered or services actually rendered in the ordinary course of business and there are no material disputes regarding the collectibility of any such accounts receivable that are not adequately reserved for.

         Section 3.25. Transactions with Affiliates. Except as set forth in
Schedule 3.25 of the Disclosure Schedules (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or the Company Subsidiaries), no director, officer or other Affiliate or Associate of the Company or any Company Subsidiary or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons) has any interest in: (a) any contract, arrangement or understanding with, or relating to the business or operations of the Company or any Company Subsidiary; (b) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Company Subsidiary; or (c) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Company Subsidiary.

         Section 3.26. Customer and Vendor Relations. Since October 1, 2004, there has not been a material increase in the rate of cancellations or terminations of customer contracts or decreases in usage of the Company's or any Company Subsidiary's services or products.

         Section 3.27. Ethical Practices. None of the Company, any Company Subsidiary and any representative of the Company or any Company Subsidiary has offered or given, and the Company has no Knowledge of any Person that has offered or given on its behalf, anything of value to: (i) any official of a government entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of a government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or its official capacity, including a decision to fail to perform his or its official function; (y) inducing such Person to use his or its influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any Company Subsidiary in obtaining or retaining business for, or with, or directing business to, any Person.

         Section 3.28. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Except as set forth in the Parent Disclosure Schedules, Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

         Section 4.1. Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of their incorporation and has all necessary corporate power and authority to carry on its business as now being conducted and to own the properties and assets it now owns, except in any such case where such failure would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger. Parent and Purchaser have each delivered to the Company true and correct copies of its certificate of incorporation and bylaws. Purchaser is a wholly owned Subsidiary of Parent and was formed to effect the Merger.

         Section 4.2. Authorization; Validity of Agreement; Necessary Action. The (a) execution, delivery and performance by Parent and Purchaser of this Agreement and agreements or other instruments contemplated herein to be executed, delivered and performed by Parent and Purchaser (the "Buyers' Related Instruments") and (b) consummation of the Transactions by the Parent and Purchaser, have been duly authorized by the Boards of Directors of Parent and Purchaser and by Parent as the sole stockholder of Purchaser. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, the Buyers' Related Instruments and to consummate the Transactions and no other corporate action on the part of Parent and Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement, the Buyers' Related Instruments or the consummation of the Transactions. This Agreement has been and as of the Closing each of the Buyers' Related Instruments will be, duly executed and delivered by Parent and Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company, are or, in the case of the Buyers' Related Instruments, will be legal, valid and binding obligations of each of Parent and Purchaser, enforceable against each of them in accordance with their terms, except as such may be limited by the Enforceability Exception.

         Section 4.3. Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, state securities or blue sky laws, the DGCL or except as set forth on Schedule 4.3 of the Parent Disclosure Schedules, none of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or Purchaser, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any written note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation made in writing to which Parent or Purchaser is a party or by which any of them or any of their respective properties or assets are bound or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (c) and (d) such violations breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger.

         Section 4.4. Proxy Statement. None of the information furnished by Parent or Purchaser expressly for inclusion in the Proxy Statement shall (a) at the date mailed to the holders of the Shares, (b) unless promptly corrected at any time during the pendency of the Stockholders' Meeting or (c) at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

         Section 4.5. Sufficient Funds. Parent or Purchaser will have prior to Closing sufficient cash or other sources of immediately available funds sufficient to enable it to pay the Merger Consideration, to provide for the repayment of the Term Loans, and the redemption of the Convertible Debt and to pay all fees and expenses related to, and to consummate, the Transactions when and as required hereunder. Prior to the date of this Agreement, Parent and Purchaser have delivered to the Company a copy of an executed commitment letter with regard to providing such funds.

Section 4.6. Share Ownership. None of Parent, Purchaser or any of their respective Affiliates or Associates beneficially own any Shares, and none of them have any rights to acquire beneficial ownership of any Shares, other than as set forth in this Agreement.

         Section 4.7. Purchaser's Operations. Purchaser was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

         Section 4.8. Brokers or Finders. Except as set forth in Schedule 4.8 of the Parent Disclosure Schedules, neither Parent nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions.

         Section 4.9. Litigation. Except as set forth in Schedule 4.9 of the Parent Disclosure Schedules, there is no action, suit, inquiry, proceeding or, to the Knowledge of Purchaser and Parent, investigation by or before any Governmental Entity pending or, to the Knowledge of Parent or Purchaser, threatened against or involving Parent or Purchaser, which, in any such case, would reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger.

         Section 4.10. Purchaser Qualifications.

                  (a) Purchaser and each of its Affiliates is legally, financially and otherwise qualified under all applicable laws (including, for example only, the Communications Act) to be (A) a transferee of control of all permits, licenses, waivers and authorizations issued by the FCC to the Company or its Subsidiaries (the "FCC Authorizations") to provide long distance service in accordance with Section 214 of the Communications Act and (B) the FCC licensee of and to own and operate the businesses, assets and operations of the Company and its Subsidiaries and to perform its obligations hereunder. To Purchaser's knowledge, no fact or circumstance exists relating to the qualifications of Purchaser or any of its Affiliates that (1) has prevented or delayed, or would reasonably be expected to prevent or delay, the FCC or the State PUCs set forth on Schedule 4.10(a) of the Disclosure Schedules from granting approval or (2) has prevented or delayed, or would reasonably be expected to prevent or delay, or otherwise disqualify Purchaser as the licensee, owner, operator or transferee of any of the businesses, assets and operations of the Company and its Subsidiaries in any foreign jurisdiction, or (3) would cause the FCC or any State PUC to impose a condition or conditions that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the transactions contemplated by this Agreement. No waiver of any FCC or State PUC rule or policy that would materially delay FCC or any State PUC approval is necessary to be obtained for the grant of the applications to obtain all required approvals of the FCC and the State PUCs in connection with the transactions contemplated by this Agreement (the "Transfer Applications"), nor will processing pursuant to any exception to a rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

                  (b) Purchaser and each of its Affiliates is legally and otherwise qualified to enter into and/or assume obligations under contracts with any Governmental Entity of the United States of America or any political subdivision thereof. Purchaser knows of no fact that would, under applicable law, disqualify such Purchaser or any of its Subsidiaries as a party to any such contract with any Governmental Entity of the United States of America or any political subdivision thereof.

                                   ARTICLE V

                                    COVENANTS

         Section 5.1. Interim Operations of the Company. The Company covenants and agrees that prior to the Effective Time, except (a) as expressly contemplated by this Agreement, (b) as agreed in writing by Parent, the determination by Parent of whether to so agree not to be unreasonably withheld or delayed or (c) as described in Schedule 5.1:

                  (i) the business of the Company and the Company Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and except as otherwise required or prohibited by this Section 5.1, each of the Company and Company Subsidiaries shall use commercially reasonable efforts to preserve its business organization intact, keep available the services of their current officers and employees (subject to satisfying job performance criteria) and maintain its existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with it, to the end that the goodwill and ongoing business of each of them are, at the Effective Time, in substantially the same condition as on the date hereof;

                  (ii) neither the Company nor any Company Subsidiary shall: (A) amend its certificate of incorporation or by-laws, (B) issue, sell, transfer, pledge, dispose of or encumber (or propose to do any of the foregoing) any shares of its capital stock or any other securities convertible into or exchangeable for any shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than shares of Common Stock reserved for issuance on the date hereof or issuable pursuant to the exercise of Company Options or Warrants or conversion of the Convertible Debt outstanding on the date hereof, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (D) split, combine or reclassify any shares of its capital stock; or (E) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock, or any instrument or security that consists of or includes a right to acquire such shares;

                  (iii) neither the Company nor any Company Subsidiary shall:
         (A) create, incur, refinance or assume any long-term debt or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person other than Company or a Company Subsidiary, except as described in Schedule 5.1 of the Disclosure Schedules as being in the ordinary course of business consistent with past practice; (C) make any loans, advances (other than accounts receivable generated in the ordinary course of business) or capital contributions to, or investments in, any other Person (other than to or between wholly owned Company Subsidiaries); or (D) enter into any material commitment or transaction (including, but not limited to, any material capital expenditure or purchase, sale or lease of assets or real estate or any agreement which if entered into as of the date hereof would constitute a Material Company Agreement) or amend or cancel or agree to the amendment or cancellation of any Material Company Agreement;

                  (iv) neither the Company nor any Company Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets with a value in excess of $10,000 in the case of any individual asset or $50,000 in the case of all assets, other than sales of inventory in the ordinary and usual course of business and consistent with past practice;

                  (v) except as otherwise specifically contemplated by this Agreement or as otherwise described in Schedule 5.1, neither the Company nor any of the Company Subsidiaries shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any Plan, to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice or pursuant to the terms of such Plans, or adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Plan or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, other than pursuant to the terms of such Plans, or amend in any respect any such existing Plan, other than as expressly required by applicable law;

                  (vi) the Company and the Company Subsidiaries shall use commercially reasonable efforts to prevent any insurance policy naming it or them as a beneficiary or a loss payable payee to lapse or to be cancelled or terminated without written notice to Parent, unless comparable substitute insurance is obtained (with Parent's written consent);

                  (vii) neither the Company nor any of Company Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

                  (viii) except as otherwise disclosed in Schedule 5.1 of the Disclosure Schedules, neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its Claims or other claims, litigation, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

                  (ix) neither the Company nor any of the Company Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

                  (x) neither the Company nor any Company Subsidiary shall change any of the accounting methods used by it unless required by GAAP or otherwise required by applicable law;

                  (xi) except for this Agreement and the transactions expressly contemplated hereby, neither the Company nor any of the Company Subsidiaries shall take any action or fail to take any action that could limit the utilization of any of the net operating losses, built-in losses, tax credits or other similar items of the Company and the Company Subsidiaries under Section 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder;

                  (xii) each of the Company and the Company Subsidiaries shall comply in all material respects with all applicable laws wherever its business is conducted, including, without limitation, the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder;

                  (xiii) the Company shall not adopt a "rights plan" or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of Common Stock or any other equity or debt securities of the Company or any of the Company Subsidiaries;

                  (xiv) neither the Company nor any of the Company Subsidiaries shall make any capital expenditures, or make any commitment for any capital expenditures to be made on or following the date of this Agreement, in each case in excess of $100,000 in the case of any single capital expenditure or $1,500,000 in the case of all capital expenditures;

                  (xv) the Company and the Company Subsidiaries shall maintain its books and records in accordance with GAAP consistently applied and, unless otherwise required by GAAP, on a basis consistent with the Company's past practice;

                  (xvi) neither the Company nor any of the Company Subsidiaries shall form or commence the operations of any corporation, partnership, joint venture, business association or other business organization or division thereof;

                  (xvii) neither the Company nor any of the Company Subsidiaries shall take, or agree to take, any action that would or would reasonably likely result in any of the Conditions not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would impair the ability of the Company, Parent, Purchaser or the holders of the Shares and Series A

         Preferred Stock to consummate the Transactions in accordance with the terms hereof or materially delay such consummation; and

                  (xviii) neither the Company nor any of the Company Subsidiaries shall enter into an agreement, contract, binding commitment or binding arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         Section 5.2. Access; Confidentiality. The Company shall (and shall cause each of the Company Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives (the "Representatives") of Parent, reasonable access upon reasonable prior notice during normal business hours, to all its officers, employees, agents, facilities, properties, books, contracts, commitments and records; provided that in all cases such access shall be conducted in a manner so as to not interfere with the normal operation of the Company's business and shall furnish Parent with all financial, operating and other data and information as Parent, through its Representatives, may reasonably request. The Company shall furnish to Parent monthly financial and operating data and information within twenty (20) days following the end of each calendar month. Until the Effective Time, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Proxy Statement, Parent and Purchaser shall hold any such information which is nonpublic in strict confidence, and shall cause its Representatives to hold such information in strict confidence, in accordance with the provisions of the Confidentiality Agreement.

         Section 5.3. Reasonable Efforts.

                  (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Purchaser and, unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof, the Company agrees to use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Transactions as promptly as practicable including, but not limited to (i) the preparation and filing not later than fifteen (15) days after the date hereof of all forms, registrations and notices required to be filed to consummate the Transactions and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity and (ii) the satisfaction of the other parties' conditions to Closing. In addition, unless the recommendation of the Company Board of Directors has been withdrawn, amended or modified pursuant to Section 5.5(c) hereof, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

                  (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement or the Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request.

                  (c) If required, the Company and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable and after consultation with the other parties hereto to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable and after consultation with the other parties hereto to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with any required filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period, if applicable. None of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other parties to this Agreement prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The parties to this Agreement will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party to this Agreement in connection with proceedings under or relating to the HSR Act or other antitrust laws.

                  (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require any party hereto (i) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions, (ii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions or (iii) to divest any of its businesses, product lines or assets, make public any information that the other party deems to be confidential, or take or agree to take any other action or agree to any limitation or restriction.

Section 5.4.      Employee Benefits.

                  (a) From and after the Effective Time, the Surviving Corporation and its Subsidiaries will honor in accordance with their terms all written employment, severance and consulting agreements between any Person and the Company or any of the Company Subsidiaries existing, and in their respective forms of agreement, as of the date of this Agreement, subject to any written modifications thereto agreed to by any such officers or directors with the Surviving Corporation and done after the Effective Time.

                  (b) To the extent permitted under applicable law, each employee of the Company or the Company Subsidiaries shall be given credit for all service with the Company or the Company Subsidiaries under all Plans maintained by Parent or the Surviving Corporation following the Effective Date for all purposes under such Plans including without limitation eligibility, vesting and benefit accruals.

         Section 5.5. No Solicitation of Competing Transaction.

                  (a) The Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or Representatives, directly or indirectly, to
(i) solicit, initiate or encourage, or knowingly take any other action to facilitate (other than action reasonably necessary to enter into the confidentiality agreement contemplated by subclause (B) below), the submission of any Acquisition Proposal or (ii) participate in or encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate (other than action reasonably necessary to enter into the confidentiality agreement contemplated by subclause (B) below) any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that, prior to the date of the Stockholders Meeting, the foregoing shall not prohibit the Company Board of Directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an Acquisition Proposal that was not solicited by the Company in breach of this Section 5.5(a) or that did not otherwise result from a breach of this Section 5.5(a), if, and to the extent that, (A) the Company Board of Directors, after consultation with and having considered the advice of independent outside legal counsel, determines in good faith that such action is required for the Company Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable Delaware law, (B) in connection with taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity on terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (C) the Company Board of Directors concludes in good faith, after consultation with its independent financial advisor, that the Acquisition Proposal is a Superior Proposal.

                  (b) The Company shall provide prompt (but in no event less than one business day after receipt of any Acquisition Proposal or inquiry) oral and written notice to Parent of (i) the receipt of any such Acquisition Proposal, and any modification or amendment to any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal,
(ii) the material terms and conditions of such Acquisition Proposal or inquiry,
(iii) provided that such disclosure would not be in violation of a confidentiality agreement in effect on the date hereof, the identity of such person or entity making any such Acquisition Proposal or inquiry and (iv) the Company's intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent informed, on a prompt basis, of all material developments affecting the status and terms of any such Acquisition Proposal or inquiry or status of any such discussions or negotiations. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal.

                  (c) Neither the Company Board of Directors nor any committee thereof shall, except as expressly permitted by this Section 5.5(c), (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Company Board of Directors or any committee thereof of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any transaction involving an Acquisition Proposal from a third party (an "Alternative Transaction"), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Alternative Transaction. Notwithstanding the foregoing, if prior to the Stockholders Meeting, the Company Board of Directors determines in good faith, after it has received a Superior Proposal in full compliance in all respects with Sections 5.5(a), 5.5(b) and 5.11 and after consultation with and having considered the advice of independent outside legal counsel with respect to its fiduciary duties to the Company's stockholders under applicable Delaware law, that the withdrawal, qualification or modification of the approval of the Company Board of Directors or any committee thereof of the Merger or this Agreement is required in order to comply with its fiduciary obligations to the Company's stockholders under applicable Delaware law, the Company Board of Directors may (subject to this and the following sentences) inform the Company's stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a "Subsequent Determination") but only at a time that is after the fourth (4th ) business day following the Parent's receipt of written notice advising the Parent that the Company Board of Directors has received a Superior Proposal. Such written notice shall specify the terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the Person making such Superior Proposal and state that the Company Board of Directors intends to make a Subsequent Determination. During such four (4) business day period, the Company shall provide an opportunity for the Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that any such proposed adjustment shall be at the discretion of Parent and Purchaser. Notwithstanding any other provision of this Agreement, the Company shall submit this Agreement to the holders of the Shares and the Series A Preferred Stock whether or not the Company Board of Directors makes a Subsequent Determination.

                  (d) Nothing contained in this Section 5.5 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14(e)-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board of Directors, after consultation with independent outside counsel, failure so to disclose would be inconsistent with applicable law; provided, however, neither the Company nor the Company Board of Directors nor any committee thereof shall, except as specifically permitted by Section 5.5(c), withdraw, qualify, or modify, or propose to withdraw, qualify or modify, its position with respect to the Merger or this Agreement.

         Section 5.6. Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release mutually acceptable to Parent and the Company; such initial press release shall be issued contemporaneously with the execution of this Agreement and shall describe the material terms of this Agreement. Thereafter, until the Closing Date, or the date the Transactions are terminated or abandoned pursuant to Article VII, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

         Section 5.7. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties orally and in writing of (a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by such party hereunder,
(c) any change or event known to the Company which would reasonably be expected to have a Company Material Adverse Effect or any change or event known to Parent which would reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger, (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (e) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (f) any material claims, actions, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of the Company Subsidiaries; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby, then the Company shall, for informational purposes only, promptly supplement, or amend, and deliver to Parent the Disclosure Schedules.

         Section 5.8. Directors' and Officers' Insurance and Indemnification.

                  (a) After the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each person who is now, or has been prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries or predecessors thereof (the "Indemnified Persons") against (i) all Claims based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was an officer or director of the Company or any of the Company Subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent required or permitted under DGCL (including with respect to the advancement of expenses). Each Indemnified Person and their respective heirs, successors and assigns is intended to be a third party beneficiary of this
Section 5.8 and may specifically enforce its terms. This Section 5.8 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company's Charter or By-Laws.

                  (b) The Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six (6) years from the Effective Time, if available, the Company's existing directors' and officers' liability insurance ("D&O Insurance") covering the Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies of third party policies of insurers with comparable financial strength ratings to the Company's current liability insurance providers of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the

Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.8(b) more than an amount per year equal to two hundred twenty five percent (225%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred twenty five percent (225%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred twenty five percent (225%) of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such Persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. The costs of maintaining the D&O Insurance after the Closing Date will not be included as a Current Liability for purposes of calculating Net Working Capital.

                  (c) The obligations of Parent or the Surviving Corporation under this Section 5.8 are subject to the conditions that each Indemnified Person shall comply with the reasonable written requests of the Surviving Corporation or Parent in defending or settling any action hereunder and that any Indemnified Persons shall approve any proposed settlement of any such action if
(i) such settlement involves no finding or admission of any liability or fault by any Indemnified Persons and (ii) the sole relief provided in connection with such settlement is monetary damages that are paid in full by the Surviving Corporation or Parent.

                  (d) This Section 5.8 shall survive the consummation of the Transactions, and if Purchaser or any of its Successors or assigns consolidates with or merges into another Person, then and in each case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser will assume the obligations set forth in this Section 5.8.

         Section 5.9. Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under or related to this Agreement.

         Section 5.10. Section 16 Matters. Prior to the Closing Date, the Company shall take all such steps as may reasonably be required (and, to the extent required, Parent and Purchaser shall reasonably cooperate in the taking of any such actions) to cause any dispositions of any shares of Common Stock or Preferred Stock or Warrants or Company Options resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         Section 5.11. Other Purchasers. The Company shall not modify, amend or terminate, or waive the observance of any provision of, any standstill or other agreement between the Company and any third party that restricts such third party's ability to submit an Acquisition Proposal, except as would be permitted by Section 5.5(c).

         Section 5.12. Director Resignations. The Company shall cause to be delivered to Parent resignations of all of the directors of the Company and the Company Subsidiaries to be effective at the Effective Time.

         Section 5.13. Tax Matters.

                  (a) Except as set forth in Schedule 5.13(a) of the Disclosure Schedules and as otherwise required by applicable law or with the consent of Parent (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of the Company Subsidiaries shall make or change any Tax election, change any annual Tax accounting period, adopt or change any method of tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement with a taxing authority or settle or compromise any Tax claim, audit or assessment if any such action or omission, considered in the aggregate, would have the effect of materially increasing the Tax liability or reducing any material Tax asset of the Company or any of the Company Subsidiaries.

                  (b) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

                  (c) Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the Nasdaq OTC Bulletin Board and terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

         Section 5.14. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder Claim against the Company and/or its directors relating to the Transactions; provided, however, that no such settlement that could result in payment or restrict the conduct of business of the Surviving Corporation after the Closing Date shall be agreed to without Parent's consent.

         Section 5.15. Repayment of Indebtedness. No less than three (3) business days prior to the Closing Date, the Company shall deliver to Parent, in form and substance reasonably satisfactory to Parent, pay-off letters from the holders of the Company's indebtedness providing the amounts required to satisfy in full the Company's obligations as of the Closing Date with respect to such indebtedness, including (a) the Term Loans and (b) the Convertible Debt.

         Section 5.16. Customer Visits. Between the date hereof and the Closing, and subject to such limitations as the Company shall deem reasonable and necessary, the Company shall permit, and shall cause each Company Subsidiary to permit, the Parent to discuss and meet, and shall cooperate in such discussions and meetings, with any customer of the Company and the Company Subsidiaries that the Parent so requests. A senior executive of the Company, reasonably satisfactory to the Parent, shall accompany the Parent's representative to such meeting and shall participate with the Parent's representative in any such discussions. Furthermore, the Company shall cooperate with the Parent in the preparation of a presentation to such customers with respect to the Merger.

         Section 5.17. Control of Systems Pending Closing. Prior to the Closing Date, neither Parent nor Purchaser shall, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Company or the Company Subsidiaries in any manner that is prohibited by applicable Federal or state rules or policies.

         Section 5.18. Communications Act. Prior to Closing, neither Parent nor Purchaser shall take, and each shall ensure that none of its Affiliates take, any action that would disqualify Purchaser or such Affiliate under the Communications Act or other applicable Federal and state laws, rules and regulations from acquiring control of the FCC Authorizations and authorizations issued by the State PUCs to the Company or Subsidiaries.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (the "General Conditions", and together with each Company Condition and Purchaser Condition, the "Conditions"), any and all of which may be waived, in writing, by the Company, Parent and Purchaser to the extent permitted by applicable law:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Shares and Series A Preferred Stock to the extent required by the DGCL, the Charter and the Company's by-laws;

                  (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; provided, however, that the party invoking this condition, subject to Section 5.3(d), shall use all commercially reasonable efforts to have any such order or injunction vacated;

                  (c) Closing Net Working Capital. The Closing Net Working Capital shall have been determined in accordance with Section 1.8 hereof; and

                  (d) Regulatory Approvals. All regulatory approvals set forth in Schedule 6.1(d) to the Disclosure Schedules shall have been obtained and all actions by or in respect of or filings with any Governmental Entity identified in such Schedule 6.1(d) required to permit consummation of the Merger (other than the filing of the Certificate of Merger) have been made and, in each case, shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

                  Section 6.2. Conditions to the Company's Obligation to Effect the Merger. Subject to the satisfaction of the General Conditions, the obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions (each, a "Company Condition"), any of which may be waived, in writing, in whole or in part by the Company to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of the Parent and Purchaser set forth in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) and the representations and warranties of Parent and Purchaser in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are not qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided that the condition in this Section 6.2(a) shall be deemed to have been satisfied unless the failure to be true and correct would not, individually or in the aggregate with all such other failures, reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Merger;

                  (b) Parent and Purchaser Performance. Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time;

                  (c) Merger Consideration. Parent shall have delivered to the Paying Agent the Merger Consideration for the benefit of the holders of the Shares; and

                  (d) Officer's Certificate. Each of Parent and Purchaser shall have delivered to the Company a certificate of an authorized officer of each of Parent and Purchaser to the effect that each of the conditions specified in Sections 6.2(a), (b) and (c) above has been satisfied in all respects.

         Section 6.3. Conditions to Parent and Purchaser's Obligation to Effect the Merger. Subject to the satisfaction of the General Conditions, the obligation of Parent and Purchaser to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of each of the following conditions (each, a "Purchaser Condition"), any of which may be waived, in writing, in whole or in part by Parent and Purchaser to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement that are qualified by materiality (including, without limitation, "Material Adverse Effect") shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) and the representations and warranties of the Company in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time (except that such representations and warranties that are not qualified by materiality and by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date), provided that the condition in this Section 6.3(a) shall be deemed to have been satisfied unless the failure to be true and correct would not, individually or in the aggregate with all such other failures, reasonably be expected to have an adverse effect on (x) the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) the Company's ability to perform its obligations hereunder or under any other agreement entered into by the Company in connection with the Transactions, in each case in an amount which would exceed, or would reasonably be expected to exceed, $2,000,000 (solely with respect to this determination, all materiality and other qualifiers in the applicable representations and warranties shall be disregarded for purposes of (i) determining whether the applicable representations and warranties are true and correct and (ii) calculating such amount) and which is not otherwise taken into account in the Adjusted Consideration in accordance with Section 1.8; provided that this dollar amount threshold shall not apply to representations and warranties that are qualified by "Material Adverse Effect" and there shall not be a specific dollar amount threshold for such representations and warranties;

                  (b) Company Performance. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time;

                  (c) Officer's Certificate. The Company shall have delivered to Parent a certificate of an authorized officer of the Company to the effect that each of the conditions specified in Sections 6.3(a) and (b) above has been satisfied in all respects;

                  (d) Redemption of Series A Preferred. All of the issued and outstanding shares of Series A Preferred Stock shall have been redeemed by the Company at a price per share equal to the par value of such Series A Preferred Stock in accordance with the Charter and there shall be no shares of Series A Preferred Stock, or rights to acquire shares of Series A Preferred Stock, outstanding as of the Effective Time;

                  (e) Repayment of Indebtedness. The Company shall have delivered to Parent, in form and substance reasonably satisfactory to Parent, pay-off letters from the holders of the Company's indebtedness providing the amounts required to satisfy in full the Company's obligations as of the Closing Date with respect to such indebtedness, including the Term Loans and the Convertible Debt;

                  (f) Appraisal Rights. Appraisal rights shall not have been properly demanded by stockholders of the Company pursuant to Section 262 of the DGCL for shares of Common Stock in a aggregate number greater than ten percent (10%) of the Common Stock issued and outstanding immediately prior to the Effective Time;

                  (g) Director Resignations. Each of the directors of the Company and the Company Subsidiaries shall have tendered to Parent resignation letters in form and substance reasonably satisfactory to Parent on or prior to the Closing, such resignations to be effective at the Effective Time..

                  (h) Governmental Actions. There shall be no pending suit, action or proceeding, or order, rule, regulation, decree, judgment or injunction in effect, by any Governmental Entity (A) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of the Company's businesses or assets, or to compel Parent or

Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or the Company Subsidiaries, in each case taken as a whole, (B) seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the Transactions or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and the Company Subsidiaries taken as a whole or (C) which otherwise would have a Company Material Adverse Effect; and

                  (i) No Material Adverse Effect. There shall not have occurred after the date hereof any event, individually or in the aggregate with other events, which has or which would reasonably be expected to have, in the discretion of Parent and Purchaser, a Company Material Adverse Effect.

                                  ARTICLE VII

                                  TERMINATION

         Section 7.1. Termination. The Transactions may be terminated or abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) By the mutual written consent of Parent and the Company;

                  (b) By either of the Company or Parent:

                           (i) if the Merger shall not have been consummated on
                  or before July 18, 2005, unless the failure of the Closing to occur by such date shall be due primarily to the failure of the party seeking to terminate this Agreement;

                           (ii) if any Governmental Entity shall have issued an
                  order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger pursuant to this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

                           (iii) if the approval of any Governmental Entity
                  required for the consummation of the Transactions is denied by a final, nonappealable action of such Governmental Entity; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action by a Governmental Entity; or

                           (iv) if this Agreement and the Merger shall fail to
                  be approved and adopted by the Company's stockholders at the Stockholders' Meeting.

                  (c) By the Company:

                           (i) if any of the Company Conditions shall have
                  become incapable of fulfillment and shall not have been waived by the Company; or

                           (ii) if Parent or Purchaser shall have breached in
                  any respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, in each case such that the conditions set forth in
                  Section 6.2(a) or 6.2(b) could not then be satisfied and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent or Purchaser, as applicable.

                  (d) By Parent:

                           (i) if any of the Parent Conditions shall have become
                  incapable of fulfillment and shall not have been waived by Parent and/or the Purchaser;

                           (ii) if prior to the Closing Date, the Company shall
                  have breached any representation, warranty, covenant or other agreement contained in this Agreement in each case such that the conditions set forth in Section 6.3(a) or (b) could not then be satisfied and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice by Parent to the Company;

                           (iii) if, prior to the Closing Date, the Company
                  Board of Directors shall have (A) withdrawn, modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the Merger or shall have proposed publicly or resolved to do so, or (B) approved or recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal with a Person other than Parent or Purchaser or shall have proposed publicly or resolved to do so;

                           (iv) if the Company Board of Directors or a special
                  committee thereof shall have failed to send to the stockholders of the Company, within ten (10) business days after the commencement of any tender or exchange offer by any Person (other than Parent or Purchaser), a statement disclosing that the Company recommends rejecting of such tender or exchange offer;

                           (v) if any Acquisition Proposal shall have resulted
                  directly or indirectly from the Company, the Company Subsidiaries or any of their Representatives having breached, or having taken any action with the intent of circumventing, any of the provisions of Sections 5.5 or 5.11 hereof; or

                           (vi) if the Company fails to call, give notice of,
                  convene or hold a meeting of the Company's stockholders in accordance with Section 1.7 hereof.

         Section 7.2. Effect of Termination. In the event of the termination of this Agreement by any party hereto pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and (a) this Agreement and the Transactions shall be thereupon terminated except as otherwise provided herein, and (b) there shall be no liability on the part of Parent or the Company except (i) for fraud or willful breach of this Agreement prior to such termination and (ii) as set forth in Section 5.2 and Section 7.3.

         Section 7.3. Costs and Expenses; Termination Fee.

                  (a) All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except (i) that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Parent and the Company and
(ii) as otherwise provided in Section 1.8(d) hereof.

                  (b) Notwithstanding anything to the contrary herein, including, without limitation Section 7.3(a) herein, if (i) this Agreement is terminated by either party pursuant to Section 7.1(b)(iv) or (ii) Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii), (iv), (v) or (vi), then the Company shall within one business day pay to Parent an amount equal to the Termination Fee. The Termination Fee shall be paid in immediately available funds, as liquidated damages and not as a penalty, to reimburse Parent and in satisfaction of any Claim Parent or Purchaser may have against the Company for its time, expense and lost opportunity costs of pursuing the Merger.

                  (c) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails to pay to Parent immediately when due any amounts due under this Section 7.3 the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid, provided that Parent is the prevailing party in such action.

                                  ARTICLE VIII

                         DEFINITIONS AND INTERPRETATION

         Section 8.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

         "Accounting Firm" has the meaning set forth in Section 1.8(c) hereof.

         "Acquisition Agreement" has the meaning set forth in Section 5.5(b) hereof.

         "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any proposal with respect to a merger, consolidation, share exchange, tender offer, exchange offer, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries, including, without limitation,

Cypress Communications, Inc., or any purchase or other acquisition of 10% or more of the assets of the Company or any of the Company Subsidiaries, including, without limitation, Cypress Communications, Inc., 10% or more of any class of equity securities of the Company or any of the Company Subsidiaries, including, without limitation, Cypress Communications, Inc.

         "Adjusted Consideration" has the meaning set forth in Section 1.8(b) hereof.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange
Act.

         "Agreement" or "this Agreement" means this Agreement and Plan of Merger, together with the exhibits, annexes and appendices hereto and the Disclosure Schedules.

         "Alternative Transaction" has the meaning set forth in Section 5.5(b) hereof.

         "Associate" has the meaning set forth in Rule 12b-2 of the Exchange
Act.

         "Assumed Net Working Capital" has the meaning set forth in Section 1.8(a).

         "Balance Sheet" means the balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2003.

         "Balance Sheet Date" means December 31, 2003.

         "Buyers' Related Instruments" has the meaning set forth in Section 4.2 hereof.

          "Certificate" means a certificate that immediately prior to the Effective Time represented of Common Stock that were converted pursuant to
Section 2.1 into the right to receive the Merger Consideration.

         "Certificate of Merger" has the meaning set forth in Section 1.2 hereof.

         "Charter" means the Certificate of Incorporation of the Company, as amended.

         "Claim" means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense (including, without limitation, reasonable legal fees), settlement, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, written notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

         "Closing" means the closing referred to in Section 1.3 hereof.

         "Closing Date" has the meaning set forth in Section 1.3 hereof.

         "Closing Net Working Capital" has the meaning set forth in Section 1.8(c) hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Communications Act" means, collectively, the Communications Act of 1934, as amended and supplemented by the Telecommunications Act of 1996, as amended, and all rules, regulations and policies promulgated thereunder.

         "Common Stock" means common stock, $0.001 par value per share, of the Company.

         "Common Stock Voting Agreement" has the meaning set forth in the recitals hereto.

         "Company" has the meaning set forth in the preamble to this Agreement.

         "Company Agreement" means any written note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation made in writing or orally to which the Company or any Company Subsidiary is a party or by which any of them or any of their properties or assets are bound.

         "Company Board of Directors" means the board of directors of the Company.

         "Company Condition" has the meaning set forth in Section 6.2 hereof.

         "Company Insurance Policies" shall mean all insurance policies which at any time during the last three years named the Company, any Company Subsidiary, or any of their respective directors, officers or employees as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary during the last three years has paid or is or was obligated to pay all or part of the premiums.

         "Company Intellectual Property" means all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary that is necessary to conduct the business of the Company and the Company Subsidiary as presently conducted.

         "Company Material Adverse Effect" means a change, effect, circumstance or event which has, or would reasonably be likely to have, a material adverse effect on (i) the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the Company's ability to perform its obligations hereunder or under any other agreement entered into by the Company in connection with the Transactions; provided, that no circumstance or event (A) in the nature of any change in the trading price of the Company's capital stock,
(B) substantially caused by the execution and delivery of this Agreement or the announcement of the Transactions, (C) substantially caused by any act or omission that the Company or any Company Subsidiary is required to take or refrain from taking to comply with any of their respective obligations pursuant to Section 5.1 hereof, (D) changes in the regulatory regime, affecting the industry in which the Company operates, or in the economy in the United States in general, provided that such changes do not disproportionately affect the Company, the Company Subsidiaries or the business of the Company or (E) caused as a result of a change in GAAP, shall constitute a Company Material Adverse Effect.

         "Company Option" has the meaning set forth in Section 2.6(a) hereof.

         "Company Option Plan" mean has the meaning set forth in Section 2.6(a) hereof.

         "Company Permits" has the meaning set forth in Section 3.15(b) hereof.

         "Company SEC Documents" means each form, report, schedule, statement and other document (including all exhibits thereto) required to be filed by the Company since January 1, 2002 under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

         "Company Subsidiary" means each Subsidiary of the Company.

         "Company's Related Instruments" has the meaning set forth in Section
3.2 hereof.

         "Conditions" has the meaning set forth in Section 6.1 hereof.

         "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of June 8, 2004 entered into by and between the Company and Parent.

         "Convertible Debt" means those certain Fixed Rate Convertible Notes with an aggregate face amount equal to $10,000,000, due July 1, 2009 issued by the Company pursuant to that certain Purchase Agreement, dated as of July 16, 2002, by and among the Company, Cypress Communications, Inc., and certain purchaser parties signatory thereto.

         "Copyrights" means U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) and all registrations and applications to register the same.

         "Current Assets" means the sum of the categories of assets of the Company and the Company Subsidiaries set forth on Exhibit 1.8.

         "Current Liabilities" means the sum of the categories of liabilities of the Company and the Company Subsidiaries set forth on Exhibit 1.8.

         "DGCL" means the General Corporation Law of the State of Delaware, as currently in effect.

         "Disclosure Schedules" means the Disclosure Schedules of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof.

         "Dissenting Shares" has the meaning set forth in Section 2.4(a).

         "D&O Insurance" has the meaning set forth in Section 5.8(b) hereof.

         "Effective Time" has the meaning set forth in Section 1.2 hereof.

         "Enforceability Exception" has the meaning set forth in Section 3.2 hereof.

         "Equity Interests" means (a) with respect to a corporation, any and all shares of capital stock, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and (c) with respect to any other Person, any direct equity ownership or participation in a Person.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," an "affiliated service group" or is under "common control" with the Company within the meanings of Sections 414(b),
(c) or (m) of the Code, is required to be aggregated with the Company under
Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "FCC" means the Federal Communications Commission.

         "Financial Statements" means the financial statements of the Company included in the Company SEC Documents including any related notes thereto.

         "GAAP" means generally accepted accounting principles for financial reporting in the United States applied on a consistent basis.

         "General Conditions" has the meaning set forth in Section 6.1 hereof.

         "Governmental Entity" means any federal, state, local or foreign government, including any municipality, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency, domestic or foreign.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indebtedness Repayment Amounts" means the aggregate amount necessary to satisfy and pay in full all of the Company's obligations at the Effective Time with respect to (i) the Term Loans, (ii) the Convertible Debt, (iii) the redemption of all outstanding shares of Series A Preferred Stock in accordance with the Charter, (iv) the amount of any unpaid Transaction Liabilities as of the Closing Date, and (v) accrued fees and accrued interest relating to any of the foregoing.

         "Indemnified Liabilities" has the meaning set forth in Section 5.8(a) hereof.

         "Indemnified Persons" has the meaning set forth in Section 5.8(a) hereof.

         "Intellectual Property" means all of the following: Trademarks, Patents, Copyrights, internet domain names, Trade Secrets and Licenses.

         "Knowledge of the Company" means the actual knowledge of Salvatore W. Collura, Tony Floyd, Gregory P. McGraw, Neal L. Miller and Deena Snipes after reasonable inquiry of appropriate employees of the Company and the Company Subsidiaries.

         "Knowledge of Purchaser and Parent" means the actual knowledge of Charles H. Ogburn, J.W. Ransom James and Andrea L. Malik after reasonable inquiry of appropriate employees of the Purchaser and the Parent Subsidiaries.

         "Labor Laws" means all Laws and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including, without limitation, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, Equal Pay Act, Age Discrimination in Employment Act, Americans with Disabilities Act, Family and Medical Leave Act, Workers Adjustment and Retraining Notification Act, Occupational Safety and Health Act, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, Fair Labor Standards Act and the United States Rehabilitation Act of 1973 and all rules and regulations promulgated under such acts.

          "Laws" means all statutes, rules, codes, regulations, restrictions, ordinances, orders, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, any Governmental Entity.

         "Licenses" means all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

         "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, claim, easement, restriction, option, assessment, levy, voting trust or agreement, proxy, marital or community property interest or other claim, charge or interest of another Person of any nature whatsoever other than (i) Liens for current Taxes, of any kind, not yet due and payable or that are being contested in good faith by appropriate proceeding for which adequate reserves have been established in accordance with GAAP and (ii) Liens arising or incurred in the ordinary course of business or otherwise that individually or in the aggregate do not materially interfere with the present use or operation of the property, assets or business of the Company.

         "Material Company Agreements" has the meaning set forth in Section 3.16(a).

         "Merger" has the meaning set forth in the recitals hereto.

         "Merger Consideration" means an amount equal to (i) the Adjusted Consideration less the Indebtedness Repayment Amounts plus the aggregate amount of the exercise price of all Company Options and Warrants outstanding immediately prior to the Effective Time divided by (ii) the total number of shares of Common Stock issued and outstanding as of the Effective Time plus, except as otherwise mutually agreed, the total number of shares of Common Stock issuable upon exercise of Company Options and Warrants outstanding as of the Effective Time; provided, however, that for purposes of this definition of Merger Consideration, "Warrants" shall be deemed not to include those warrants set forth on Exhibit 2.5(c); provided, further, that for purposes of clause (i) of this definition of Merger Consideration, "Company Options" shall be deemed not to include Company Options having an exercise price per share of Common Stock greater than or equal to the Merger Consideration.

         "Net Working Capital" means, with respect to a particular date, the Current Assets less the Current Liabilities.

         "Option" means, with respect to any Person, any stock option, warrant, call, pre-emptive right, stock appreciation, subscription or other similar right, agreement, arrangement or commitment of any kind or nature whatsoever, relating to the issued or unissued capital stock of such Person.

         "Option Cash Amount" has the meaning set forth in Section 2.6(a) hereof.

         "Parent" has the meaning set forth in the preamble to this Agreement.

         "Parent Disclosure Schedules" means the Disclosure Schedules of even date herewith prepared and signed by Parent and delivered to the Company simultaneously with the execution hereof.

         "Parent Material Adverse Effect" means a change, effect, circumstance or event which has, or would reasonably be likely to have, a material adverse effect on Parent's ability to perform its obligations hereunder or under any other agreement entered into by the Parent or Purchaser in connection with the Transactions.

         "Patents" means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

         "Paying Agent" has the meaning set forth in Section 2.2(a) hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity, group or organization.

         "Plan" has the meaning set forth in Section 3.10 hereof.

         "Preferred Stock" has the meaning set forth in Section 3.4(a) hereof.

         "Preferred Stock Voting Agreement" has the meaning set forth in the recitals hereto.

         "Proxy Statement" means the proxy statement on Schedule 14A to be filed by the Company with the SEC pursuant to Section 1.7(ii) hereof, together with all amendments and supplements thereto and including the exhibits thereto.

         "Purchaser" has the meaning set forth in the preamble to this Agreement.

         "Purchaser Common Stock" means common stock, par value $0.01 per share, of Purchaser.

         "Purchaser Condition" has the meaning set forth in Section 6.3 hereof.

         "Representatives" has the meaning set forth in Section 5.2 hereof.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Senior Loan" means the indebtedness incurred pursuant to that certain Amended and Restated Loan and Security Agreement, dated as of March 17, 2004, by and among Cypress Communications, Inc., Cypress Communications Operating Company, Inc. and Silicon Valley Bank, as amended by that certain Loan Modification Agreement, dated as of July 12, 2004, by and among such parties.

         "Series A Preferred Stock" means the Series A Preferred Stock, $0.001 par value per share, of the Company.

         "Shares" mean all the issued and outstanding shares of Common Stock of the Company.

         "Specified Common Stockholders" has the meaning set forth in the recitals hereto.

         "Specified Preferred Stockholders" has the meaning set forth in the recitals hereto.

         "State PUC" means any state public utility commission, public service commission, or other state agency with jurisdiction over telecommunications service providers.

         "Stockholders' Meeting" has the meaning set forth in Section 1.7(a) hereof.

         "Subsequent Determination" has the meaning set forth in Section 5.5(c) hereof.

         "Subsidiary" means, with respect to any Person, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Company Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

         "Superior Proposal" means any bona fide unsolicited written offer or letter of intent (or its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which the Company Board of Directors determines in its good faith judgment (after consultation with independent outside legal counsel and an independent financial advisor) to be more favorable to the Company's stockholders than the Merger from a financial point of view (taking into account whether, in the good faith judgment of the Company Board of Directors, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, the expectation of obtaining required regulatory approvals and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction).

         "Surviving Corporation" has the meaning set forth in the recitals hereto.

         "Tax" or "Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum, estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Fee" means the sum of $1,500,000 in U.S. currency.

         "Term Loans" mean those certain Term Loan Notes in the aggregate principal amount of $8,480,000 issued pursuant to that certain Loan Agreement, dated as of June 16, 2002, and amended as of March 25, 2004, by and among the Company, Cypress Communications, Inc., J. Oliver Cunningham Trust, dated as of February 26, 1971, Anne C. McClure Trust, dated as of February 26, 1971, Jane C. Warriner Trust, dated as of February 26, 1971, Noro-Moseley Partners V, L.P. and Wakefield Group III, LLC.

         "Title IV Plan" means a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

         "Trademarks" means U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

         "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information.

         "Transaction Liabilities" means the fees and expenses of the Company's financial advisors, legal counsel and independent auditors incurred or to be incurred in connection with the Transactions.

         "Transactions" means the transactions provided for or contemplated by this Agreement, and including but not limited to, the Merger.

         "Unadjusted Consideration" means $39,350,000.

         "Voting Agreements" shall have the meaning set forth in the recitals hereto.

         "Warrants" means all the issued and outstanding warrants of the Company and of any Company Subsidiary.

         "Warrant Cash Amount" shall have the meaning set forth in Section 2.5 hereof.

         "Working Capital Excess" has the meaning set forth in Section 1.8(b) hereof.

         "Working Capital Shortfall" has the meaning set forth in Section 1.8(b) hereof.

         "Working Capital Statement" has the meaning set forth in Section 1.8(a) hereof.

Section 8.2.      Interpretation.

                  (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

                  (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

                  (f) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

                  (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the holders of the Shares and Series A Preferred Stock contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that after the approval of this Agreement by the holders of the Shares and Series A Preferred Stock, no such amendment, modification or supplement shall be made which by law requires further approval by such holders without obtaining such further approval.

         Section 9.2. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

         Section 9.3. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent, to:

                  TechInvest Holding Company, Inc.
                  c/o Crescent Capital Investments, Inc.
                  75 Fourteenth Street
                  24th Floor
                  Atlanta, Georgia 30309
                  Attn: Charles H. Ogburn
                  Telecopy No.: (404) 920-9001

                  with a copy to:

                  (b) if to Purchaser, to:

                  TechInvest Acquisition, Inc.
                  c/o Crescent Capital Investments, Inc.
                  75 Fourteenth Street
                  24th Floor
                  Atlanta, Georgia 30309
                  Attn: Charles H. Ogburn
                  Telecopy No.: (404) 920-9001
                  with a copy to:
                  King & Spalding LLP
                  191 Peachtree St.
                  Atlanta, GA  30303-1763
                  Attention:        Raymond E. Baltz, Jr.
                  Telecopy No.:  (404) 572-5146

                  and

                  if to the Company, to:

                  Cypress Communications Holding Co., Inc.
                  15 Piedmont Center, Suite 100
                  Atlanta, GA 30305
                  Attention: Gregory P. McGraw
                  Telecopy No.: (404) 442-0343

                  with a copy to:

                  Hunton & Williams LLP
                  600 Peachtree Street, Suite 4100
                  Atlanta, Georgia 30308-2216
                  Attention: Bruce W. Moorhead, Jr., Esq.
                           David M. Carter, Esq.
                  Telecopy No.: (404) 888-4190

         Section 9.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.6. Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Section 2.4 and Section 5.8 are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder.

         Section 9.7. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

         Section 9.8. Governing Law. The laws of the State of Delaware (without giving effect to the principles of conflicts of law thereof) govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement.

         Section 9.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

         Section 9.10. Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         Section 9.11. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive in writing any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.1, waive in writing compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         Section 9.12. Assignment. Neither this Agreement not any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                            [Signature Page Follows.]

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    CYPRESS COMMUNICATIONS HOLDING
                                    CO., INC.


                                    By:/s/ Gregory P. McGraw
                                       ----------------------------------------
                                    Name:  Gregory P. McGraw
                                    Title:  Chief Executive Officer


                                    TECHINVEST HOLDING COMPANY, INC.


                                    By: Charles H. Ogburn
                                       ----------------------------------------
                                    Name:  Charles H. Ogburn
                                    Title: Director


                                    TECHINVEST ACQUISITION, INC.


                                    By:By: Charles H. Ogburn
                                          -------------------------------------
                                    Name:  Charles H. Ogburn
                                    Title: Director



                [Signature Page to Agreement and Plan of Merger]

EXHIBIT 1.8
($ amounts in thousands)

                                                                        AS OF
                                                                       JULY 31,
                                                                         2004
                                                                       --------
CURRENT ASSETS
 Accounts Receivable                                                   $  7,912
 Other Receivable                                                           (59)
 Bad Debt Allowance                                                        (215)
 Prepaid Expenses                                                         1,025
 Other Current Assets                                                         0
 Long-Term Deferred Interest Charges                                          0
 Long-Term Deposits                                                          41
                                                                       --------
TOTAL CURRENT ASSETS                                                   $  8,704

CURRENT LIABILITIES (1)
 Accounts Payable                                                      $  2,591
 Accrued Liabilities (2)                                                  9,631
 Deferred Revenues                                                        1,288
 Other Current Liabilities                                                  319
 Long-Term Customer Deposits                                                456
 Long-Term Accrued Restructuring Liabilities                                 56
                                                                       --------
TOTAL CURRENT LIABILITIES                                              $ 14,342


ASSUMED NET WORKING CAPITAL (3)                                        ($ 5,638)
                                                                       ========


(1) "Current Liabilities," as of July 31, 2004 and as of the Measurement Date, specifically exclude all dollar amounts attributable to the capital leases; the Senior Loan including accrued interest and fees; the Convertible Debt including accrued interest, fees and Convertible Debt discount; and the Bridge Loan including accrued interest and fees; and, as of the Measurement Date, shall exclude Transaction Liabilities.

(2)      Accrued liabilities include amounts reserved for litigation matters.

(3)      "Assumed Net Working Capital" has the meaning set forth in Section 1.8
         (a).


                                       2